UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.      )

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PROGENICS PHARMACEUTICALS, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 29, 2014

To Our Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders of Progenics Pharmaceuticals, Inc. to be held on Tuesday, June 17, 2014 at 10:00 A.M. local time at The Landmark at Eastview, Rockland Room, 777 Old Saw Mill River Road, Tarrytown, New York.

At this Meeting, you are being asked to consider and vote on (i) the election of Progenics' directors, (ii) the annual advisory vote on executive compensation, (iii) approval of an amendment to the Company's 2005 Stock Incentive Plan extending the Plan's life for ten years and increasing the number of available shares, and (iv) ratifying your Board's selection of Ernst & Young LLP to serve as Progenics' independent registered public accounting firm for 2014.

This year's Meeting is also significant in that we are welcoming new directors Michael Kishbauch and Karen Ferrante to their first Annual Meeting of Progenics' stockholders.

Your Board encourages stockholders to participate in Progenics' affairs and invites you to attend the Meeting in person. It is always important that your shares be represented.   Whether or not you decide to attend the Meeting, we urge you to vote. Even if you return a Proxy Card or vote via the Internet or by telephone, you may still attend the Meeting and vote in person.

Thank you for your participation.

Very truly yours,

PETER J. CROWLEY
Chairman of the Board of Directors

PROGENICS PHARMACEUTICALS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held June 17, 2014

The Annual Meeting of Stockholders of Progenics Pharmaceuticals, Inc. will be held at The Landmark at Eastview, Rockland Room, 777 Old Saw Mill River Road, Tarrytown, New York, on Tuesday, June 17, 2014 at 10:00 A.M. local time, for the purpose of considering and voting upon the following matters, each as more fully described in the attached Proxy Statement:

1.	Electing seven directors to serve until the next Annual Meeting of Stockholders and until their successors are elected and have qualified.

2.	Approving, on an advisory basis, the compensation of the Company's named executive officers as disclosed in this year's Proxy Statement.

3.
Approving an amendment of the Company's 2005 Stock Incentive Plan to extend the expiration date of the Plan to March 25, 2024 and increase the number of shares of common stock reserved for issuance thereunder from 10,450,000 to 11,450,000.

4.	Ratifying the Board's selection of Ernst & Young LLP to serve as the Company's independent registered public accounting firm for 2014.

Stockholders of record at the close of business on April 22, 2014 are entitled to receive notice of and vote at the Meeting. A list of stockholders entitled to vote at the Meeting is open to examination by any stockholder at our principal offices, 777 Old Saw Mill River Road, Tarrytown, New York 10591.

Whether or not you plan to attend the Meeting, please vote your shares promptly via the Internet or the toll-free telephone number as described in the enclosed materials. If you received a Proxy Card by mail, please sign, date and return it in the envelope provided. If you attend the Meeting and vote in person, your vote by Proxy will not be used. You may revoke your Proxy at any time prior to its exercise, regardless of the manner used to transmit your voting instructions.

Promptly communicating your voting instructions by any of these methods will help us in preparing for the Meeting. We greatly appreciate your cooperation and participation.

By order of the Board of Directors,

ANGELO W. LOVALLO, JR.
Vice President, Finance and Treasurer

Tarrytown, New York
April 29, 2014

PROGENICS PHARMACEUTICALS, INC.
777 Old Saw Mill River Road
Tarrytown, New York 10591

April 29, 2014

PROXY STATEMENT FOR 2014 ANNUAL MEETING OF STOCKHOLDERS

This Proxy Statement is furnished to holders of Progenics Pharmaceuticals, Inc. common stock, par value $.0013 per share, in connection with the solicitation of proxies, in the accompanying form, by our Board of Directors for use at the Annual Meeting of Stockholders to be held at The Landmark at Eastview, Rockland Room, 777 Old Saw Mill River Road, Tarrytown, New York on Tuesday, June 17, 2014, at 10:00 A.M. local time, and at any and all adjournments thereof.

Our proxy materials are most readily available to stockholders on the Internet. On the date of this Proxy Statement, we are

•	Mailing to stockholders a Notice of Internet Availability of Proxy Materials that contains instructions on how to access the proxy materials online and how to request a physical or email copy; and

•
Making available at www.proxyvote.com the Notice, Proxy Statement, Proxy Card, and a copy of our 2013 Annual Report to Stockholders, which includes our Annual Report on Form 10-K to the U.S. Securities and Exchange Commission. To view these documents, enter the 12-digit control number which appears on your Notice.

These proxy materials and our other SEC filings are available on the Internet at www.progenics.com, and on the SEC's EDGAR system, at www.sec.gov. You may also obtain without charge a copy of our Form 10-K by writing to Investor Relations at our address above.

Stockholders of record at the close of business on April 22, 2014 are entitled to vote at the Meeting and any adjournment thereof. At that date, there were outstanding 69,575,404 shares of Progenics common stock, our only class of voting securities outstanding. Each stockholder is entitled to one vote for each share of common stock registered in the holder's name on the record date. A majority of all shares of common stock outstanding constitutes a quorum and is required to be present in person or by proxy to conduct business at the Meeting.

You may revoke the authority granted by your proxy at any time prior to its use by filing with our Corporate Secretary a written revocation, submitting a new, proper proxy via the Internet or telephone after the date of the proxy to be revoked, or attending the Meeting and voting in person. The Company's officers or employees will solicit proxies chiefly through dissemination of proxy materials via the Internet and the mails, and we may also solicit proxies in person or by telephone or other electronic communication. We may also enlist the aid of brokerage houses or our transfer agent in soliciting proxies. We will bear all solicitation expenses, including costs of preparing, assembling and distributing the proxy materials.

Shares of common stock represented by unrevoked proxies will be voted in accordance with the choice or instructions specified on the proxy. The persons named in the proxy intend, unless otherwise specifically instructed in the proxy, to vote all proxies received by them (i) FOR electing the seven director nominees named in Proposal 1, (ii) FOR approving, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement, (iii) FOR approval of the extension of the Company's 2005 Stock Incentive Plan to 2025 and the increase in available shares thereunder, and (iv) FOR ratifying the Board's selection of Ernst & Young LLP to serve as Progenics' independent registered public accounting firm for 2014.

PROPOSAL 1:  ELECTION OF DIRECTORS

At the Meeting, seven directors are to be elected to serve until the next Annual Meeting of Stockholders and until their respective successors are elected and have qualified. Proxies given pursuant to this solicitation will be voted as specified in the proxies, and if no specification is made will be voted in favor of the seven nominees listed below. Should a nominee become unavailable to serve for any reason, the proxies will be voted for an alternative nominee to be determined by the persons named in the Proxy Card. The Board has no reason to believe that any nominee will be unavailable. Proxies cannot be voted for a greater number of persons than the number of nominees named.

Our By-Laws require that in order to be elected, a director nominee must receive a majority of the votes cast with respect to such nominee in uncontested elections (the number of shares voted "for" a director nominee must exceed the number of votes cast "against" that nominee). If a nominee who is currently serving as a director is not re-elected, Delaware law provides that the director continues to serve on the Board until his or her successor is elected and qualified or until earlier resignation or removal (known as the "holdover rule"). In light of the holdover rule and to give appropriate effect to the majority voting standard, each director named below standing for election has, in accordance with our By-Laws and Corporate Governance Guidelines, submitted a contingent resignation which becomes effective only if the director fails to receive a sufficient number of votes for re-election at an annual meeting and the Board accepts the resignation. If an incumbent director does not receive the required vote for re-election, our Nominating and Corporate Governance Committee would make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board would act on the Committee's recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of certification of the election results.

Director Nominees

Our nominees for directors of the Company, all of whom are currently directors, are listed below together with information concerning (i) their principal occupations or employment, including other public-company directorships, during the past five years, and (ii) the particular experience, qualifications, attributes and/or skills of each nominee that led the Board, and the Nominating and Corporate Governance Committee and the Company's independent directors each to determine that he or she should serve as a director.

	Director Since	Position with the Company
Peter J. Crowley (3)(4)	2009	Chairman
Paul J. Maddon (2)	1986	Vice Chairman
Mark R. Baker (4)	2009	Chief Executive Officer and Director
Karen J. Ferrante (1)(4)	2014	Director
Michael D. Kishbauch (1)(3)	2013	Director
David A. Scheinberg (4)	1996	Director
Nicole S. Williams (1)(2)	2007	Director
________________
Member of:
(1)                Audit Committee.
(2)                Nominating and Corporate Governance Committee.
(3)                Compensation Committee.
(4)                Science and Strategy Committee.

Mr. Crowley, 55, is an Operating Partner of MTS Health Partners, L.P., a New York based healthcare merchant bank, and an Operating Partner at JH Partners, a private equity firm. Mr. Crowley retired in 2008 as Managing Director of the Healthcare Investment Banking group at Oppenheimer & Company (formerly CIBC World Markets), which he headed since 1995, with responsibility for public and private financing and advisory services for biotechnology, pharmaceutical, medical device and healthcare services companies. Mr. Crowley serves on the boards of directors of Mount Sinai Hospital, the Foundation Fighting Blindness and Rye Country Day School. He is also a board member at Woodbury Products, a catheter distribution company; Ouidad, a hair salon company; and Napastyle, a specialty food and furnishings company. Mr. Crowley holds an M.B.A. in finance from Columbia University Graduate School of Business and a B.A. in economics from Harvard University.

Mr. Crowley brings to the Board deep perspective into U.S. and international capital markets and strategic business trends. As a senior investment banker specializing in the healthcare industry, Mr. Crowley developed financial and analytic capabilities which are key inputs in the development of the Company's strategic direction, the setting of goals for its financial and operational plans, and the oversight of its financial reporting and audit functions. He has extensive knowledge of, and contacts with major participants in, the global biotechnology and pharmaceutical industries, as well as a wealth of experience evaluating the performance of businesses and products in the Company's industry and designing appropriate strategic and financial alternatives for them.

Dr. Maddon, 54, Progenics' Founder and Vice Chairman, has served in various capacities since the Company's inception, including Chairman, Chief Executive Officer, President and Chief Science Officer. Now a private investor and entrepreneur, he serves as a trustee of Columbia University and as a member of the Board of Advisors of its Medical Center.  He also serves as a trustee of the Society for Science & the Public and NYSCI (New York Hall of Science), as well as a director of the Children's Health Fund, the Fund for Public Health in New York, and the Sabin Vaccine Institute. Dr. Maddon serves as a director of Azevan Pharmaceuticals, Inc., a privately-held biotechnology company developing therapeutics to treat disorders of stress, mood, and behavior, as well as an advisor to several healthcare companies. Prior to founding Progenics, Dr. Maddon performed research at the Howard Hughes Medical Institute at Columbia in the laboratory of Dr. Richard Axel. Dr. Maddon holds a B.A. in biochemistry, an M.D., and a Ph.D. in biochemistry and molecular biophysics, all from Columbia.

As a result of Dr. Maddon's long tenure as CEO and CSO, he has extensive knowledge of the Company and the biopharmaceutical industry and provides valuable business, leadership and management insights. Dr. Maddon's background reflects significant achievements in and knowledge of business, science and medicine, with a deep understanding of product development and the role of science in business.  Through his service as a board member of other organizations, he also brings important insight on emerging technologies, products and markets, and how various areas of research and development, and the Company as a whole, compare against competing alternatives.

Mr. Baker, 59, Chief Executive Officer, joined the Company in 2005 as Senior Vice President & General Counsel and Secretary. In 2008, he was appointed Executive Vice President – Corporate, in 2009 became President, and has been CEO since March 2011. Prior to joining Progenics, Mr. Baker was Chief Business Officer, Secretary and a director of New York Trans Harbor LLC, a privately-held ferry operation in New York City, and before that Executive Vice President, Chief Legal Officer and Secretary of Continental Grain Company, a privately-held international agri-business and financial concern. Earlier, he was a partner and Co-Chairman of the Capital Markets Group of the New York law firm, Dewey Ballantine. Mr. Baker has an A.B. degree from Columbia College and a J.D. from the Columbia University School of Law.

Mr. Baker's qualifications for serving as a director of the Company include his 30 years of business and legal experience, a significant portion of which has been in the life sciences industry. Mr. Baker has been involved in the senior management of the organizations with which he worked before joining the Company, and has extensive experience managing public and private companies, including specific experience with respect to the financial, accounting, audit, human resources, intellectual property, legal, environmental, insurance, scientific and operational aspects of businesses in diverse industries. He has also served as a legal and business advisor to numerous boards of directors of public and private entities.

Dr. Ferrante, 56, joined our Board this January, and earlier this month was appointed head of R&D and chief medical officer of Tokai Pharmaceuticals, Inc., a privately-held biopharmaceutical company developing treatments for prostate cancer and other hormonally driven diseases.  From 2007 to 2013, Dr. Ferrante held senior positions at Millennium Pharmaceuticals and its parent company, Takeda Pharmaceuticals, most recently as Oncology Therapeutic Area and Cambridge USA Site Head.  From 1999 to 2007, she held positions of increasing responsibility at Pfizer Global Research & Development, culminating as Vice President, Oncology Department.  She began her career in the pharmaceutical industry in 1995 as Associate Director of Clinical Oncology at Bristol-Myers Squibb Company.  For more than a decade prior, she was at the New England Deaconess Hospital in Boston (Beth Israel Deaconess), where she completed her internship and residency in internal medicine followed by her fellowship in hematology and oncology.  While at Beth Israel Deaconess, she served as Instructor, Clinical Instructor and Clinical Fellow in Medicine at the Harvard Medical School, and previously was a Bacteriologist for the City of Providence, Rhode Island Water Supply Board.  Dr. Ferrante holds a B.S. in Chemistry and Biology from Providence College and an M.D. from Georgetown University; she has also been an author of a number of papers in the oncology field, is an active participant in academic and professional associations and symposia, and holds several patents.

Dr. Ferrante's more than two decades' experience working with major biotechnology and pharmaceutical companies and leading their efforts in oncology research and development and clinical activities, together with her prior experience as a practicing oncologist, gives her deep knowledge in Progenics' principal focus of operations, adding broad and significant insight into our developmental and clinical efforts for the perspective of our Board.

Mr. Kishbauch, 65, has held senior management positions in the life sciences industry for almost three decades, with extensive operational, strategic and product planning and promotion, and sales, marketing and product launch experience.  He joined our Board last September after retiring as President and Chief Executive Officer of Achillion Pharmaceuticals, Inc., in which capacities, as well as a director, he served since 2004.  Before joining Achillion, Mr. Kishbauch founded and served as President and Chief Executive Officer of OraPharma, Inc., a publicly traded, commercial-stage pharmaceutical company focused on oral health care which was acquired by Johnson & Johnson in 2003.  He previously held senior management positions with MedImmune, Inc.  Mr. Kishbauch continues to serve on Achillion's board, was a director of Ariad Pharmaceuticals from 2006 to 2008 and has held board positions with several other life sciences companies.  He holds a M.B.A. from the Wharton School of the University of Pennsylvania and a B.A. in biology from Wesleyan University.

Mr. Kishbauch's extensive experience as an entrepreneur and manager, as well as a public company senior executive, has provided him a uniquely comprehensive knowledge of and perspective on our industry and adds significant value to our Board.

Dr. Scheinberg, 58, has been associated with the Sloan-Kettering Institute for Cancer Research since 1986, where he is the Vincent Astor Chair and Member, Leukemia Service; Chairman, Molecular Pharmacology and Chemistry Program; Chairman, Experimental Therapeutics Center; and Head, Laboratory of Hematopoietic Cancer Immunochemistry. He also holds the positions of Professor of Medicine and of Pharmacology at the Medical College of Cornell University, and is a Founder and Director of the Tri-Institutional Therapeutics Discovery Institute, a non-profit drug development corporation formed by Sloan-Kettering, Cornell and The Rockefeller University. He received a B.A. from Cornell and an M.D. and a Ph.D. in pharmacology and experimental therapeutics from The Johns Hopkins University School of Medicine.  Dr. Scheinberg is a director and member of the audit committee of ContraFect Corporation, a privately-held biotechnology company.

Dr. Scheinberg's expertise as a leading academic oncologist at Sloan-Kettering and Cornell is exceptionally valuable to the Board and its Science and Strategy Committee, which he chairs. He evaluates potential research directions and the design and monitoring of resulting programs. His broad knowledge of and contacts in the highest levels of medical research are important to the Company's efforts to advance its research and development initiatives.

Ms. Williams, 69, joined our Board after retiring as Chief Financial Officer of Abraxis Bioscience Inc., a biopharmaceutical company, and President of its Abraxis Pharmaceutical Products division, positions she assumed upon the 2006 merger of American Pharmaceutical Partners, Inc. and American Bioscience Inc. From 2002 to 2006, Ms. Williams was the Executive Vice President and Chief Financial Officer of American Pharmaceutical Partners, as well as President from 2005. Previously, she was Executive Vice President and Chief Financial Officer of R.P. Scherer, Inc., a global drug delivery company. Ms. Williams is President of the Nicklin Capital Group, Inc., a firm she founded in 1999 to invest in and provide consulting to early-stage technology companies in the Midwest. She is a director, Audit Committee chair and Compensation Committee member at Intercept Pharmaceuticals, Inc., a biotechnology company, and previously held the same positions at Orchid Cellmark, Inc., a leading DNA identity testing service company, until its 2011 purchase by LabCorp. Ms. Williams received her Demi-License en Science Politique from the University of Geneva, Switzerland, her License en Science Politique from the Graduate Institute of International Affairs, University of Geneva, Switzerland and her M.B.A. from the Graduate School of Business, University of Chicago. She is a National Association of Corporate Directors Board Leadership Fellow.

Ms. Williams' experience gives her special insight into the financial and operational issues that a company in the pharmaceutical industry faces. She brings expertise to the Company in the areas of financial analysis and reporting, internal auditing and controls, and risk management oversight. Her board and audit committee roles at other public companies give her a broad perspective in the areas of financial reporting, and audit and Enterprise Risk Management. Her international training and experience with global corporations helps to guide the Company as its operations and activities have become more global.

Other Information

In 2005, the SEC issued an order against Mr. Crowley arising out of allegations that his former employer violated section 15B(c)(1) of the U.S. Securities Exchange Act of 1934 and Rule G-37(b) of the Municipal Securities Rulemaking Board, which prohibit a broker, dealer or municipal securities dealer from engaging in municipal securities business with an issuer within two years after any contribution to an official of such issuer. The alleged violations occurred as a result of a 2002 political donation made by Mr. Crowley to the re-election campaign of an official of an issuer with which the employer subsequently engaged in municipal securities business. Mr. Crowley was ordered to cease and desist from causing any violations and any future violations of the above provisions and pay a $25,000 civil money penalty. Mr. Crowley consented to the entry of the order without admitting or denying its findings, except as to the SEC's jurisdiction over him and the subject matter of the proceedings.

VOTING

Those nominees receiving a majority of the votes cast in respect of him or her (the number of shares voted "for" the nominee must exceed the number of votes cast "against") will be elected directors. Since neither abstentions nor broker non-votes are considered to be "votes cast," they will not affect the outcome of the election.

Your Board deems the election of the seven nominees listed above as directors to be in the Company's and stockholders' best interests and recommends a vote FOR their election.

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION
Under the U.S. Dodd-Frank Wall Street Reform and Consumer Protection Act our stockholders are entitled to vote, on an advisory, nonbinding basis, on the compensation of our Chief Executive Officer (CEO), Principal Financial Officer (PFO), and three other most highly compensated executive officers.  These five employees are referred to as Named Executive Officers (NEOs): biographical, compensation and other information concerning them appears in Executive and Other Officers and Executive Compensation, below. In accordance with our stockholders' previously-stated preference for the frequency of these "say-on-pay" advisory votes, they are currently entitled to vote on executive compensation every year.
As described in detail under Executive Compensation -- Compensation Discussion and Analysis, senior executive compensation at Progenics is designed to retain and incentivize high quality executives whose efforts are key to the Company's long-term success. Our NEOs are rewarded on the basis of individual and corporate performance measured against established corporate and strategic goals. The CD&A provides details about our executive compensation philosophy, objectives and processes as well as information about 2013 compensation of the NEOs.
The Compensation Committee of your Board establishes and reviews NEO compensation to help ensure it achieves the desired goal of aligning executive compensation with our stockholders' interests and current market practices.
In this proposal we ask stockholders to give advisory approval of the compensation of our Named Executive Officers. This vote is intended to address overall NEO compensation and the philosophy, policies and practices described in this Proxy Statement, rather than any specific item of compensation. We recommend that stockholders cast a non-binding advisory vote "FOR" the following resolution at the Annual Meeting:
"RESOLVED, that the compensation of the Company's Named Executive Officers, as disclosed in the Company's Proxy Statement for the 2014 Annual Meeting of Stockholders, particularly in the Compensation Discussion and Analysis and compensation tables, is hereby approved."

The say-on-pay vote is advisory, and therefore not binding on Progenics, the Compensation Committee or your Board. Nevertheless, the Committee and the Board value the opinions of stockholders, whether expressed through this vote or otherwise, and, accordingly, intend to consider the results of this vote in making future determinations regarding executive compensation arrangements.

VOTING

A majority of the votes cast at the Meeting in person or by proxy is necessary for approval of this advisory resolution. Since neither abstentions nor broker non-votes are considered to be "votes cast," they will not affect the outcome of the vote.

Your Board deems approval of this advisory resolution to be in the Company's and stockholders' best interests and recommends a vote FOR Proposal 2.

PROPOSAL 3:  AMENDMENT OF 2005 STOCK INCENTIVE PLAN

Your Board has amended, subject to stockholder approval, our 2005 Stock Incentive Plan to (i) extend the term of the Plan to March 25, 2024 for most purposes, as explained below, and (ii) increase the maximum number of shares available for issuance thereunder from 10,450,000 to 11,450,000 shares.

Reasons for the Amendment

Your Board believes it is in the Company's best interest to encourage stock ownership by employees and others who provide valuable services. The Plan provides the mechanism to award equity-based and other incentive compensation to employees, officers, directors, consultants, advisors and other service providers, and can be used for awards of stock options, stock appreciation rights (SARs), restricted stock, stock units, stock awards and performance awards that qualify as "performance-based compensation" under section 162(m) of the U.S. Internal Revenue Code (Tax Code), as discussed below.

The Plan was adopted in 2005 with a ten-year term, and currently terminates April 4, 2015.  To enable the Company to provide equity-based awards after that date, and since we believe the Plan is adequate for the Company's current and foreseeable equity compensation needs, the Board has determined that the Plan should be extended to 2024. (Under incentive stock option rules, the term of the Plan must be limited to ten years from the date the Board approved the extension.) In addition, as discussed in Excess Compensation Deduction Limitation (Section 162(m)), below, stockholder approval of this Proposal will extend our flexibility to grant certain performance-based awards designed to satisfy the requirements for deductibility of compensation under that Tax Code provision, but only through 2019.

Overall, the proposed extension of the Plan will allow equity awards to be made in the future, subject to the availability of shares for issuance thereunder, without the Company having to incur the expense of adopting a new, different plan.

Extending the Plan's term does not in itself result in additional shares being available for equity compensation purposes, which the Company must request stockholders to approve. The Board has also determined that an additional one million shares should be available for awards to eligible persons who contribute to our business. The Company's policy is to limit its proposed increases in the maximum number of shares available under the Plan. As a result, the Company from time to time requests stockholders to approve increases in available Plan shares which the Board believes, as discussed below, are in the best interests of the Company and its stockholders.  We are proposing no other changes to the extended Plan.

The Board believes that the Stock Incentive Plan is important to attract and retain employees in a competitive labor market, which is essential to our long-term growth and success. So that we can continue to grant equity awards to help recruit, hire and retain employees, our Board believes that the term of the Plan should be extended and additional shares of common stock should be made available under the extended Plan.

This summary of the material terms of the Plan is qualified by reference to the full text of the Plan attached as Appendix A. The amendments will become effective upon approval of stockholders. If stockholders do not approve these amendments, we will reevaluate how we provide incentives to existing and future employees and other service providers, but will continue to utilize the Plan pursuant to its existing terms.

Summary of the Plan

Purpose. The Plan, which is administered by the Board's Compensation Committee, is intended to align our employees and other awardees' interests with those of our stockholders by providing incentive compensation tied to stock performance and promoting increased stock ownership by those individuals. It also helps us attract, retain and motivate personnel on whose judgment, initiative and effort we depend.

Eligible Awardees. Awards under the Plan may be granted to current or prospective employees, officers, directors, consultants, advisors or other service providers. Under our current compensation policies, as of March 31, 2014, 35 of our employees are eligible to participate in the Plan.

Available Shares. Progenics counts various types of awards against the number of shares remaining available for future grants using a "fungible share" concept, under which each share subject to an option (the only award we currently use) or SAR is counted one-for-one against the Plan maximum, while awards other than options and SARs are counted 1.2-for-one against the maximum.  Using this counting method a total of 3,107,186 shares remained available for awards under the Plan on the record date for the Meeting (April 22). Increasing the total number of shares available under the Plan to 11,450,000 will result in 4,107,186 shares being available for future grants as of the date of stockholder approval of the amendment, using the fungible share counting method in the manner described above and assuming all future grants are awarded as options or SARs.  To the extent future grants are awarded as other than options or SARs (we currently do not use SARs), the number of shares available could be reduced to at the least 3,940,519.

Shares issued under the Plan may be authorized but unissued or treasury shares. Shares covered by forfeited, cancelled, unvested or otherwise terminated awards are no longer charged against the Plan maximum and may again be made subject to award. Awards settled in cash rather than shares are also not counted against the Plan maximum, but shares used to pay exercise prices or satisfy payroll tax withholding requirements upon exercise will not be added back to the maximum.  The Company has not in the past, and does not intend to, purchase shares of stock on the open market with proceeds of option exercises, and the Plan does not provide for any such purchases to be made subject to award under the Plan.

Adjustments. In the event of recapitalizations, reclassifications, stock or extraordinary dividend, stock split, reverse stock split, or other distribution, mergers, reorganizations, consolidations, combinations, spin-offs or other similar corporate changes, or any other change affecting the common stock, appropriate and equitable adjustments shall be made to the number and kind of shares available for grant, as well as to other maximum limitations under the Plan, and the number and kind of shares or other rights and prices under outstanding awards to prevent dilution or enlargement of a participant's rights under an award.  The Plan prohibits "repricing" of options and SARs without stockholder approval; the Company has not in the past, and does not intend to, in addition to the express prohibitions set forth in the Plan and except in connection with a transaction referred to in the preceding sentence, cancel outstanding awards in exchange for cash.

Effect of Change in Control. The Committee may provide for the effect of a change in control of the Company on an award. including acceleration of vesting, elimination or modification of performance or other conditions, extension of time for exercise or realize gain, acceleration of payment or cash settlement. For these purposes, a change in control resulting from a merger, consolidation, sale of assets, liquidation or other transaction occurs only upon final consummation of the transaction.

Term, Amendment and Termination. The Plan currently terminates on April 4, 2015.  If the proposed amendment is approved, the Plan will terminate on March 25, 2024 (the end of the ten-year period from Board approval required by tax rules referenced above).  The Board may terminate, amend or modify the Plan, subject to stockholder approval under certain circumstances. No termination, amendment or modification may adversely affect outstanding awards.

Administration. Each Compensation Committee member satisfies the requirements for (i) an "independent director" as defined by the NASDAQ Marketplace rules, (ii) a "non-employee director" for purposes of exemption from the "short-swing profits" provisions of the Exchange Act and (iii) an "outside director" under relevant Tax Code provisions. Subject to limitations set forth in the Plan, the Committee has authority to determine, among other matters, the (a) awardees, (b) types of awards, (c) time at which awards will be granted, (d) number of shares, units or other rights subject to awards, (e) exercise, base or purchase prices, (f) vesting, exercise or payment times, (g) performance criteria, goals and other conditions of awards, (h) duration of awards and (i) terms under which awards may be transferred in accordance with the Plan. The Company has not in the past, and does not intend to, permit transfers of awards in accordance with the Plan for consideration. The Committee also may amend the terms of an award in any manner permitted by the Plan for the grant of an award, provided that no such action adversely affects an outstanding award without the participant's consent, and may delegate authority to grant and determine terms and conditions of awards, subject to certain limitations. Awards to non-employee Board members must be approved by the Board.

Types of Awards

Options and SARs. Options granted under the Plan may be issued as either incentive stock options within relevant Tax Code provisions or as non-qualified stock options. The exercise price may not be less than 100% of the fair market value of a common share on the date of grant, or such higher amount as determined by the Committee. The Committee determines vesting and/or exercisability requirements and exercise terms, including the effect of termination of a participant. Vesting requirements are based on continued employment or service for a specified time or on attainment of specified business performance goals established by the Committee. The Committee may accelerate vesting of options at any time. The maximum term of an option or SAR will be ten years from the date of grant. In the case of incentive stock options, for purposes of relevant Tax Code provisions, the maximum value of shares of common stock (determined at the time of grant) that may be subject to incentive stock options that become exercisable by a single employee in any one year is limited to $100,000. Subject to adjustments as described above, a maximum of 750,000 shares may be subject to options and 750,000 shares subject to SARs granted under the Plan to any single participant in any calendar year.

To exercise an option, the participant must pay the exercise price, subject to specified conditions, (i) in cash or shares of common stock, (ii) through an open-market broker-assisted transaction, or (iii) by combination of these methods or such other method approved by the Committee, and must pay any required tax withholding amounts. All options are nontransferable except upon the participant's death by will or the laws of descent and distribution or, in the case of non-qualified options, to a participant's "family member," or as otherwise permitted by the Committee in its discretion at the time of the proposed transfer. Without prior approval of stockholders, the Plan prohibits the cancellation, substitution or amendment or other "repricing" of an option or an SAR for the purpose of reducing the exercise price of a previously granted option or the base price of an SAR, except for equitable adjustments for any recapitalization, reclassification or other change in corporate structure described above.

Restricted Stock Awards (RSAs). An RSA represents shares of common stock issued subject to restrictions on transfer and vesting requirements as determined by the Committee. Vesting requirements may be based on continued employment or service for a specified time or on attainment of specified business performance goals established by the Committee. The Committee may accelerate vesting of an RSA at any time. Subject to transfer restrictions and vesting requirements, the participant will have the rights of a stockholder, including all voting and dividend rights, during the restriction period, unless the Committee determines otherwise at the time of the grant; the Company has not in the past, and does not intend to, pay dividends or equivalents on unvested RSAs or other unearned performance awards, although it may choose to provide for accruals thereof subject to vesting or other satisfaction of an award's entitlement conditions.

Other Awards. As described more fully in the Plan, the Company may also grant awards in the form of (i) SARs (also discussed above), which entitle the participant to receive a payment based on the excess of the fair market value of a share of common stock on the date of settlement or exercise over the base price of the right; (ii) stock units, which provide the participant the right to receive a payment based on the value of a share of common stock; (iii) stock awards, which consist of shares of common stock that are issued free of restrictions on transfer and forfeiture conditions and to which the participant is entitled to all incidents of ownership; and (iv) performance awards, which represent the right to receive a payment in cash if performance goals established by the Committee for a performance period are satisfied. The Company has made limited use of such other awards, but has no current expectation that it will make any significant awards of these types; it may do so in the future if and as circumstances warrant.

Subject to adjustments as described above, a maximum of 250,000 shares of common stock may be subject to RSAs, stock awards and stock unit awards granted under the Plan to any single participant during any calendar year. The maximum amount that may be paid pursuant to performance-based cash awards under the Plan to any participant during any one calendar year is $1 million.

Awards of options and SARs granted under the Plan are intended by their terms to qualify for the performance-based compensation exception under relevant Tax Code provisions. The Committee may grant awards of restricted stock, stock units, stock awards or performance awards that are intended to qualify, in which case the award must include an objective formula or standard, the method of computing the compensation amount, and preclude discretion to increase that amount (but may give the Committee discretion to decrease it). For each, the performance criteria for payment or vesting must be limited to one or more performance measures as specified in the Plan. There can be no assurance, however, that any compensation awarded or paid by the Company and intended to qualify for deductibility will be fully deductible.

Stock Incentive Plan Benefits in 2013

During 2013, the Company granted stock options under the Plan to our Named Executive Officers as set forth in the Grants of Plan-Based Awards in 2013 table under Executive Compensation. A total of (i) 486,000 non-qualified options were granted to executive officers (including NEOs), (ii) 357,040 were granted to other officers and employees and (iii) 175,000 were granted to non-employee directors. The options were granted at exercise prices ranging from $2.89 to $5.91 per share, all of which were at the current market price at the time of grant. Since the terms and number of future option or other award grants will be determined in the discretion of the Compensation Committee, the benefits or amounts that will be received by or allocated to executive officers, directors or other eligible employees cannot be determined at this time.

The Company has not approved any awards conditioned on stockholder approval of the proposed amendment, and is not currently considering any specific award grants so conditioned. The Company's award grants for 2013 would not have been substantially different from those actually made had the additional available shares in this Proposal been available in 2013.

On the record date for the Meeting (April 22), the closing price on the NASDAQ National Market of our common stock was $3.89 per share.

U.S. Federal Income Tax Consequences

Following is a summary of the United States federal income tax consequences of awards under the Stock Incentive Plan to participants who are subject to United States tax. Tax consequences of the Plan to the Company and participants in other jurisdictions are not addressed.

Stock Options. An optionee will not generally recognize taxable income upon the grant of a non-qualified stock option to purchase shares of common stock. Upon exercise of the option, the optionee will generally recognize ordinary income for federal income tax purposes equal to the excess of the fair market value of the shares subject thereto over the exercise price. The tax basis of the shares in the hands of the optionee will equal the exercise price paid for the shares plus the amount of ordinary compensation income the optionee recognizes upon exercise of the option, and the holding period for the shares for capital gains purposes will commence on the day the option is exercised. An optionee who sells any of the shares will recognize short-term or long-term capital gain or loss measured by the difference between the tax basis of the shares and the amount realized on the sale. The Company will be entitled to a federal income tax deduction equal to the amount of ordinary compensation income recognized by the optionee. The deduction will be allowed at the same time the optionee recognizes the income.

An optionee will not generally recognize income upon the grant of an incentive stock option to purchase shares of common stock and will not generally recognize income upon exercise of the option, provided that the optionee is our employee at all times from the date of grant until three months prior to exercise. If an optionee who has exercised an incentive stock option sells the shares acquired upon exercise more than two years after the grant date and more than one year after exercise, he or she will recognize capital gain or loss equal to the difference between the sales price and the exercise price. An optionee who sells the shares before the expiration of the foregoing holding periods will generally recognize ordinary income upon the sale, and the Company will be entitled to a corresponding federal income tax deduction at the same time the participant recognizes ordinary income.

Other Awards. The current U.S. federal income tax consequences of other awards authorized under the Plan are generally in accordance with the following: (i) stock appreciation rights are generally subject to ordinary income tax at the time of exercise or settlement; (ii) restricted stock is generally subject to ordinary income tax at the time the restrictions lapse, unless the recipient elects to accelerate recognition as of the date of grant; (iii) stock units and performance awards are generally subject to ordinary income tax at the time of payment, and (iv) unrestricted stock awards are generally subject to ordinary income tax at the time of grant. In each case, the Company will generally be entitled to a corresponding federal income tax deduction at the same time the participant recognizes ordinary income.

Excess Compensation Deduction Limitation (Section 162(m)). The Tax Code generally disallows the corporate tax deduction for certain compensation paid in excess of $1 million annually to each of the chief executive officer and certain other executive officers of publicly held companies. Awards that qualify as "performance-based compensation" are exempt from this "section 162(m)" provision, thus allowing us the full federal tax deduction otherwise permitted for such compensation. If stockholders approve this Proposal, under applicable tax rules we will be able to issue certain section 162(m) performance-based awards other than expressly authorized awards, such as stock options and stock appreciation rights which may also qualify as performance-based compensation, but only through the 2019 Annual Meeting of Stockholders. (This expiration, earlier than the general Plan expiration date, is required by Tax Code rules.) In 2019, we will be required to seek and obtain stockholder approve for this feature to continue to be available for compensation purposes.

Potential Dilution and Burn Rate

The following information is intended to help you assess the potential dilutive impact of the Company's equity awards and the proposed amendment to the Plan.

The first table shows the total number of shares of our common stock (i) issuable upon exercise of outstanding stock options (the only equity incentive awards outstanding) and (ii) available for new grants at December 31, 2013 and April 22, 2014 (the record date for the Meeting). At 2013 year-end, 436,275 of these shares were issuable under a prior plan pursuant to grants which expire through April 2016.

	December 31, 2013	April 22, 2014
Shares subject to outstanding stock options	5,248,504	5,746,082
Shares available for new award grants	3,731,714	3,107,186
Shares issued and outstanding	60,825,404	69,575,404

This table shows the total number of shares of common stock subject to awards granted under the Plan over the last three years and during 2014 through April 22.

	2011	2012	2013	2014 (through April 22)
Shares subject to awards granted	1,372,750	813,600	1,018,040	832,932
% of weighted-average outstanding shares	4.11%	2.34%	1.82%	1.30%
Annual weighted-average outstanding shares	33,374,685	34,754,482	55,798,015	63,957,650

The Compensation Committee anticipates that the one million additional shares requested for the Plan (1.44% of the 69,575,404 shares issued and outstanding as of March 31, 2014), together with the 3,107,186 shares already available for new grants on that date and assuming award forfeitures consistent with prior experience, will provide the Company with flexibility to continue to grant equity awards under the Plan through approximately 2018. This is an estimate, in the Company's judgment, based on current circumstances. The total number of shares subject to grants in any one year may change from year to year as a result of any number of events and circumstances, including stock price (higher prices generally requiring the issuance of fewer shares to produce awards of the same value); changes in competitors' compensation practices, practices in the industry or overall economy generally, how the Company balances total compensation between cash and equity, workforce size and the number of directors and officers; satisfaction of vesting conditions; acquisition activity and attendant compensation needs; changing market and local practices for attracting, retaining and incentivizing key talent; and types of awards used.

Aggregate Past Grants under the Plan

Awards covering 9,705,396 shares of our common stock have been granted under the Plan from its inception to March 31, 2014. (This number includes 2,858,771 shares issuable pursuant to awards that expired or were terminated, and therefore became available for new grants.) The table below shows, as of that date, (i) prior option and restricted stock award information for the persons and groups identified, (ii) prior option exercises and restricted stock vesting, and (iii) option holdings (all prior restricted stock awards completed vesting in 2013). Mr. Baker and each non-employee director is a nominee for re-election to the Board at the 2014 Annual Meeting.
	Options				Restricted Shares

	Number of Shares Subject to Options(1)	Number of Shares Acquired on Exercise	Number of Shares Underlying Options		Number of Shares Subject to Awards	Number of Shares Vested as of March 31, 2014
			Exercisable	Unexercisable
Mr. Baker (CEO)	1,107,000	-	662,985	444,015	21,333	21,333
Mr. Lovallo (VP; PFO)	133,175	-	26,041	107,134	5,583	5,583
Dr. Israel (EVP)	370,500	30,000	174,499	166,001	32,500	32,500
Dr. Youssoufian (EVP)	216,000	-	-	216,000	-	-
Dr. Ray (SVP)	358,500	-	192,499	166,001	25,167	25,167
All Current Executive Officers as a group (6 persons)	2,503,939	30,000	1,165,654	1,308,285	94,871	94,871

Mr. Crowley	210,000	-	210,000	-	-	-
Dr. Ferrante	40,000	-	-	40,000	-	-
Mr. Kishbauch	40,000	-	-	40,000	-	-
Dr. Maddon(2)	772,500	-	744,166	28,334	255,890	255,890
Dr. Scheinberg	97,857	-	97,857	-	6,501	6,501
Ms. Williams	105,000	-	105,000	-	-	-
All Current Non-Employee Directors as a group (6 persons)	1,265,357	-	1,157,023	108,334	262,391	262,391

Other persons receiving 5% or more of options or other rights under the Plan	-	-	-	-	-	-

All employees, including current non-executive officers and excluding Executive Officers, as a group	1,115,769	2,700	504,340	608,729	206,464	206,464

Total	4,885,065	32,700	2,827,017	2,025,348	563,726	563,726
_________________

(1)
Amounts in this column (i) include option grants through March 31, 2014 and (ii) do not include options under an earlier plan which are included in the Outstanding Equity Awards at 2013 Fiscal Year-End and Security Ownership of Certain Beneficial Owners and Management tables, below.

(2)	Includes 742,500 shares subject to options and 255,890 of restricted stock awarded to Dr. Maddon as equity-based compensation as a former Company employee.

Equity Compensation Plan Information

The following table sets forth certain information related to our equity compensation plans as of December 31, 2013.

	Number of shares to be issued upon exercise of outstanding options(2)	Weighted average exercise price of outstanding options	Number of shares remaining available for future issuance (excluding securities reflected in first column)(3)
Equity compensation plans approved by stockholders(1)	5,248,504	$10.94	3,731,714
Equity compensation plans not approved by stockholders	-	-	-
Total(4)	5,248,504	$10.94	3,731,714
____________

(1)	Our only equity compensation plans are the 2005 Plan and a prior plan under which 436,275 of the shares reported in the first column were issuable pursuant to grants expiring through April 2016.
(2)	The weighted average remaining life of outstanding options, which are the only form of equity awards outstanding under our plans, is 5.80 years.
(3)	This calculation uses the "fungible share" counting method described in Summary of the Plan – Available Shares, above.
(4)
At the record date for the Meeting (April 22), there were outstanding under these plans options covering 5,746,082 shares with a weighted average exercise price of $9.98 and a weighted average remaining term of 6.43 years; 3,107,186 shares were available for grant under the 2005 Plan.

VOTING

Under NASDAQ Stock Market rules, amendment of the Stock Incentive Plan must be approved by affirmative vote of holders of a majority of the shares of common stock present or represented and entitled to vote at the Meeting. Abstentions from voting on this proposal will have the effect of a "no" vote. Broker non-votes are not considered shares present, are not entitled to vote and therefore will not affect the outcome of the vote.

All members of your Board and all of our executive officers are eligible for awards under the Plan and thus have a personal interest in the approval of this Proposal.

Your Board deems the adoption of the amendment of the 2005 Stock Incentive Plan to be in the Company's and stockholders' best interest and recommends a vote FOR Proposal 3.

PROPOSAL 4:  RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected Ernst & Young LLP (E&Y) to serve as our independent registered public accounting firm for 2014. E&Y has served in this capacity since their appointment as the Company's independent auditors in 2012.

A representative of E&Y is expected to be present at the Meeting with the opportunity to make a statement if he or she so desires and to be available to respond to appropriate questions.

Although it is not required to do so, the Audit Committee is submitting the selection of E&Y as our independent registered public accounting firm for ratification at the Meeting. If this selection is not ratified, the Audit Committee will reconsider its choice.

Fees Billed for Services Rendered by Current and Former Accounting Firms

The following table discloses the fees that E&Y billed or is expected to bill for professional services rendered to us for 2013 and 2012, and fees that our former accountant, PricewaterhouseCoopers LLP (PwC), billed for professional services to us for the same years:

	2013	2012
Audit Fees(1)	$485,000	$464,000
Tax Fees(2)	10,000	15,000
All Other Fees(3)	2,062	4,075
____________

(1)
In connection with (i) the audit of our annual financial statements, including attestation services required under section 404 of the Sarbanes-Oxley Act of 2002 and reviews of quarterly interim financial statements ($367,000 for E&Y and $7,500 for PwC in 2013; $319,000 for E&Y and $10,000 for PwC in 2012), (ii) filing of registration statements with the SEC ($10,000 for E&Y and $5,000 for PwC in 2012), and (iii) the Company's 2013 and 2012 follow-on public offerings ($83,000 for E&Y and $27,500 for PwC in 2013; $60,000 for E&Y and $60,000 for PwC in 2012).

(2)	In connection with tax return preparation.
(3)	For proprietary internet-based services ($2,062 for E&Y in 2013; $2,142 for E&Y and $1,933 for PwC in 2012).

At the time of E&Y's appointment, we disclosed, as required by SEC rules, that there were no disagreements or other reportable events in connection with the appointment or involving our former accountant, PwC.

Pre-Approval of Audit and Non-Audit Services by the Audit Committee

Audit and non-audit services performed for the Company by its independent registered public accounting firm must be pre-approved by the Audit Committee in order to assure that the provision of such services does not impair the accounting firm's independence. In April of each year, the Committee reviews a schedule prepared by the accounting firm of certain types of services to be provided for that year along with projected fees. The Committee reviews the schedule and provides general pre-approval of those types of services. The fee amounts are updated to the extent necessary at regularly scheduled meetings of the Committee. Any additional service proposed to be provided after the annual pre-approval process requires specific pre-approval by the Audit Committee. The Committee may delegate either general or specific pre-approval authority to its chair or any other member(s). The member(s) to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Committee at its next meeting. The Committee approved all services described above during 2013 and 2012.

VOTING

A majority of the votes cast at the Meeting in person or by proxy is necessary for ratification of the selection of E&Y as our independent registered public accounting firm. Since neither abstentions nor broker non-votes are considered to be "votes cast," they will not affect the outcome of the vote.

Your Board deems the ratification of the selection of Ernst & Young LLP to be in the Company's and stockholders' best interests and recommends a vote FOR Proposal 4.

EXECUTIVE AND OTHER OFFICERS

Information concerning our executive and other officers is set forth below. Our executive officers are the CEO, PFO, our two Executive Vice Presidents, and our two Senior Vice Presidents. There are no family relationships between any of our directors and executive officers. None of the organizations identified below with which an officer has previously been employed or associated is a parent, subsidiary or affiliate of the Company. Background information for Mr. Baker is provided under Proposal 1.

Name	Position with the Company
Robert J. Israel	Executive Vice President, Medical Affairs
Hagop Youssoufian	Executive Vice President, Research and Development
Nitya G. Ray	Senior Vice President, Manufacturing
Vivien Wong	Senior Vice President, Operations and Portfolio Management
Ann Marie Assumma	Vice President, Regulatory Affairs
Angelo W. Lovallo, Jr.	Vice President, Finance and Treasurer
David E. Martin	General Counsel

Dr. Israel, 57, Executive Vice President, Medical Affairs, has been with Progenics since 1994. He previously held oncology positions at Sandoz Pharmaceuticals Corporation and Schering-Plough Corporation. Dr. Israel is a licensed physician and is board certified in internal medicine and medical oncology. He received a B.A. in physics from Rutgers University and an M.D. from the University of Pennsylvania, and completed an oncology fellowship at the Memorial Sloan-Kettering Cancer Center. Dr. Israel has been a consultant to the Solid Tumor Service at Sloan-Kettering.

Dr. Youssoufian, 57, Executive Vice President, Research and Development, joined Progenics in 2013. He received a B.S. in biology from Boston College and M.Sc./M.D. from University of Massachusetts Medical School. After training in Internal Medicine, Clinical Genetics, and Hematology-Oncology, he served on the faculties of Harvard Medical School and Baylor College of Medicine and held increasingly senior roles in clinical and translational science at Bristol-Myers Squibb, Sanofi Aventis, ImClone, and Ziopharm. He supported or led the development of Sprycel, Taxotere, Elitek, and Erbitux. He is an elected member of the American Society for Clinical Investigation and the author of over 100 publications.

Dr. Ray, 61, Senior Vice President, Manufacturing, joined Progenics in 2001. Prior to joining Progenics, Dr. Ray served as Director of Bioprocess Development at Ortec International, and before that held positions of increasing responsibility at Hoffmann-La Roche in the areas of GMP Manufacturing and Process Development, ultimately as Research Leader, Biopharmaceuticals. Early in his career he developed process technology for biopharmaceutical manufacturing at Verax Corporation. Dr. Ray received an M.S. and Ph.D. in chemical and biochemical engineering from Rutgers University and a B.S. in chemical engineering from Jadavpur University, India.

Dr. Wong, 57, currently serves as Senior Vice President, Operations and Portfolio Management. For three years prior to joining Progenics in 2007, Dr. Wong was Principal at Theritas Pharmaceutical Consultants. From 1989 to 2004, she held positions of increasing responsibility in preclinical development and pharmacology at Emisphere Technologies, Vivoquest, and Regeneron Pharmaceuticals. Dr. Wong has been a co-author on over 30 scientific articles for peer-reviewed journals. She received a B.Sc. in biology from the Mississippi University for Women, a Ph.D. in anatomy and neurobiology from the University of Maryland School of Medicine, and completed a postdoctoral fellowship in neurology at the Albert Einstein College of Medicine.

Ms. Assumma, 60, joined Progenics in 2004 and currently serves as Vice President, Regulatory Affairs. She has over 30 years' experience in the pharmaceutical industry and regulatory affairs at companies including Dov Pharmaceuticals, Emisphere Technologies, Bayer and American Cyanamid. Ms. Assumma earned her M.S. in pharmacology from New York Medical College and a B.S. in biology from Fordham University.

Mr. Lovallo, 49, was appointed Treasurer in 2011 and Vice President, Finance last year. Before joining Progenics in 2008 as Senior Director, Financial Reporting, he held Vice President, Financial Reporting positions at MBIA Inc. and AllianceBernstein. Earlier in his career, he was in accounting policy at Salomon Smith Barney and a senior manager at KPMG LLP. He received a B.B.A. in public accounting from Hofstra University and is a Certified Public Accountant.

Mr. Martin, 59, General Counsel, joined Progenics in 2008 as Associate General Counsel after practicing corporate and finance law in New York City for over 25 years including with Loeb & Loeb, AXA Equitable, Dewey Ballantine and in his own special clients practice. He holds a B.A. in mathematics and history from the University of Pennsylvania and a J.D. from the Columbia University School of Law.

CORPORATE GOVERNANCE

The Board and its Committees

Leadership. Since 2004, the positions of Board Chair and Chief Executive of the Company have been held by different individuals.

Our Chair, Mr. Crowley, and Mr. Baker, Chief Executive Officer and a director, provide leadership to the Board of Directors by setting meeting agendas, preparing information and alternatives for presentation to the Board and leading discussions among and decision making by the Board.  In this process, other members of the Board, including Committee chairs, interact freely with Messrs. Crowley and Baker and with other members generally in contributing to the Board's direction and priorities. Individual directors may and do become involved in matters outside the specific bounds of their Committee responsibilities as and when circumstances warrant and the Board deems appropriate.

The Board believes that this structure is appropriate because it results in a balanced leadership, combining an independent Chair with members of management involved in the day-to-day operation of the Company's business.

During 2013, the Board held nine meetings. It is the policy of the Board to hold an executive session of independent directors at each Board meeting. One Board member did not attend one meeting of the Board during 2013; all others attended all meetings.

Committees. The Board currently has four standing committees. One committee member did not attend one committee meeting during 2013; all other directors attended all meetings of the committee(s) on which he or she served during the year. Committee charters are available on our website, www.progenics.com.

The Audit Committee reviews our quarterly and annual financial statements and the reporting documents in which they are submitted to the SEC, consults with our independent auditors and examines and considers other matters relating to the audit of our financial statements and our financial condition and affairs generally, including the selection and retention of our independent auditors. It is responsible for oversight of the Company's internal auditor, who reports directly to it, oversees the work of management to identify, assess and monitor risk, and liaises with management and the Board in risk mitigation efforts. The Board has determined that Ms. Williams, Chair of the Committee, is an "audit committee financial expert" as such term is defined in in SEC rules. Dr. Ferrante and Mr. Kishbauch are also members of the Audit Committee. The Committee held nine meetings during 2013.

The Compensation Committee reviews and makes recommendations concerning salaries and incentive compensation for our employees and consultants, establishes and approves salaries and incentive compensation for our executive officers and other senior employees, administers our equity incentive plan and otherwise seeks to ensure that our compensation philosophy is consistent with the best interests of the Company, its stockholders and our employees, and is properly implemented. Mr. Crowley is Chair and Mr. Kishbauch is a member of this Committee. The Committee held six meetings during 2013.

The Nominating and Corporate Governance Committee is responsible for developing and implementing policies and procedures intended to constitute and appropriately organize the Board to oversee the business and affairs of the Company and meet its fiduciary obligations to the Company and its stockholders on an ongoing basis. Among its specific duties, this Committee is tasked with (i) making recommendations to the Board about our corporate governance processes, (ii) assisting in identifying and recruiting candidates for the Board, (iii) administering the Nominations Policy, (iv) considering nominations to the Board received from stockholders, (v) making recommendations to the Board regarding the membership and chairs of the Board's committees, (vi) overseeing the annual evaluation of the effectiveness of the organization of the Board and of each of its committees, (vii) periodically reviewing and making recommendations to the full Board regarding the type and amount of Board compensation for non-employee directors, and (viii) being responsible for recommending to the Board on whether to accept or reject the resignation of any incumbent director who does not receive the required vote for re-election in an uncontested election under our majority-voting standard. The Committee also annually reports findings of fact to the Board that permit the Board to make affirmative determinations regarding each Board and committee member with respect to independence and expertise criteria established by the NASDAQ Marketplace and SEC rules and applicable law. Dr. Maddon is Chair and Ms. Williams is a member of this Committee. The Committee held two meetings during 2013.

The Science and Strategy Committee, formerly named the Science and Technology Committee, absorbed its Strategy and External Technology Subcommittee last June. It is responsible for periodically examining the Company's direction of and investment in its science and technology initiatives, including its research and development efforts, assisting the Board in its review, evaluation and oversight of such initiatives and efforts, and advising the Board on scientific matters involving the Company's research and development, clinical and commercial programs, including internal projects, interaction with academic and other outside research organizations, and acquisition and development of technologies.  It also monitors and advises on scientific matters relating to the Company's efforts to identify and in-license or acquire technologies complementary to or expanding on its strategic focus, and assists the Board in its review, evaluation and oversight of, and advises the Board on scientific matters involving, such efforts.  Dr. Scheinberg is Chair of this Committee and Messrs. Baker and Crowley and Dr. Ferrante are members. The Committee and its former subcommittee each held four meetings during 2013.

Oversight of Risk Management

Company management is responsible for assessing and managing Progenics' exposure to various risks. Responsibility for risk oversight by the Board of Directors lies with the entire Board. Responsibility for the administration of this risk oversight lies primarily with the Board's leadership.

As a research and development public company focused primarily on late-stage clinical product candidates, the Company's principal risks lie in the administration of its financial and operational controls and in the conduct of its research, development and clinical trial activities.

The Audit Committee, under the leadership of Chair Williams, has the role of monitoring risks associated with the Company's financial and operational controls, including reviewing the preparation and auditing of financial statements and the safeguarding of the Company's financial and other assets. Under the oversight of the Audit Committee, the Company's internal auditor, who reports to the Audit Committee, performs an ongoing enterprise-wide assessment, commenced in 2009, of the Company's risks, and provides reports on that assessment which are reviewed by the Audit Committee and the entire Board.

The Science and Strategy Committee reviews the Company's research and development activities. This Committee, under the leadership of Dr. Scheinberg, has the role of overseeing management's monitoring of risks associated with the Company's research, development and clinical trial activities.

As part of the Company's Enterprise Risk Management efforts, the Audit Committee provides to the Board updates summarizing the Committee's oversight of the Company's internal auditor's and senior management's ongoing application of ERM evaluative and quantification procedures to the Company's activities and changes in existing and new risk evaluations and targets resulting from the ERM process.  In 2013, the Audit Committee, in addition to its ongoing Company-wide ERM monitoring efforts, provided two reports to the Board, the primary focus of each being the Company's plans to address the integration of the early-2013 acquisition of Molecular Insight and the successful completion of those efforts during the course of the year''.

Since sales of the Company's commercial product, RELISTOR®, are the responsibility of Salix Pharmaceuticals, Ltd., risks to the Company with respect to such sales are monitored by the entire Board of Directors through oversight of the Company's contractual arrangements and collaborative relationship with Salix.

Director Independence and Other Qualifications

The Board has determined each of Messrs. Crowley and Kishbauch, Drs. Ferrante and Scheinberg and Ms. Williams to be an "independent director" as such term is defined in NASDAQ Marketplace rules.

The Board has also determined that each member of the Audit Committee and the Compensation Committee meets the independence standards applicable to those committees prescribed by the NASDAQ Marketplace rules, the SEC and the Internal Revenue Service.  While Dr. Maddon, who is Chair of the Nominating and Corporate Governance Committee and was an employee of the Company prior to June 13, 2012, is not independent under the NASDAQ independence requirements applicable to that Committee, members of the Board, including its independent directors, are mindful of Dr. Maddon's long association with the Company and believe that his work on this Committee is in the best interests of the Company and its stockholders and not adversely affected by his not being an independent director.  In accordance with the applicable NASDAQ rule, the Company's director nominees each year, as well as new candidates for director, are recommended for the Board's selection by independent directors constituting a majority of the Board's independent directors in a vote in which only independent directors participate.

With the assistance of our legal counsel, the Nominating and Corporate Governance Committee reviews the applicable legal standards for Board member and Board committee independence and the criteria applied to determine "audit committee financial expert" status, as well as the answers to annual questionnaires completed by each of our directors. On the basis of this review, the Committee delivered a report to the full Board and the Board made its independence and "audit committee financial expert" determinations based upon the Committee's report and each member's review of the information made available to the Committee.

Stockholder Communications with the Board; Board Attendance at the Annual Meeting of Stockholders

Stockholders may communicate with the Board by writing to the Board care of the Corporate Secretary at our corporate headquarters.  In general, any stockholder communication about bona fide issues concerning Progenics will be forwarded by our Corporate Secretary to the Board or a Board committee, as appropriate.

It is our policy that the members of the Board attend annual meetings of our stockholders. Six of the eight members of our Board at the time attended the 2013 Annual Meeting of Stockholders; two retiring directors were not in attendance.

Code of Business Ethics and Conduct

We have a Code of Business Ethics and Conduct which is applicable to all of our directors, employees and consultants. The Code meets the criteria for a "code of ethics" under the SEC rules and "code of conduct" under the NASDAQ Marketplace rules. The Code is described in more detail under Other Matters - Certain Relationships and Related Transactions, below, and is available on our website at http://www.progenics.com.

Director Nominations Process

The Nominating and Corporate Governance Committee administers our Director Nominations Policy, which establishes criteria for Board member candidates and the process by which candidates for possible inclusion in our recommended slate of director nominees are selected. The Committee's charter, which includes the Nominations Policy, is available on our website at www.progenics.com.

Minimum Criteria for Board Members. Under the Policy, each Board candidate must possess at least the following specific minimum qualifications:

•	He or she shall be prepared to represent the best interests of all of our stockholders and not just one particular constituency.

•
He or she shall be an individual who has demonstrated integrity and ethics in his or her personal and professional life and established a record of professional accomplishment in his or her chosen field.

•
Neither the candidate nor any family member (as defined in the NASDAQ Marketplace rules) or affiliate or associate (each as defined in SEC rules) shall have any material personal, financial or professional interest in any of our current or potential competitors.

•
He or she shall be prepared to participate fully in Board activities, including, if eligible, active membership on at least one Board committee and attendance at, and active participation in, meetings of the Board and any committee of which he or she is a member, and not have other personal or professional commitments that would, in the Nominating and Corporate Governance Committee's sole judgment, interfere with or limit his or her ability to do so.

Desirable Qualities and Skills. The Committee also considers it desirable that each candidate should:

•
Contribute to the Board's overall diversity — diversity being broadly construed to mean a variety of opinions, perspectives, personal and professional experiences and backgrounds, as well as other differentiating characteristics.

•	Contribute positively to the collaborative culture among Board members.

•
Possess professional and personal experiences and expertise relevant to our goal of being a leading biopharmaceutical company. At this stage of our development, relevant experiences might include, among other things, large biotechnology or pharmaceutical company CEO or senior management experience, senior-level management experience in medical research or clinical development activities in the fields of supportive care, oncology, virology, immunology or molecular biology within a public company or large university setting, and relevant senior-level expertise in one or more of finance, accounting, sales and marketing, organizational development and public relations.

Internal Process for Identifying Candidates. The Committee has two primary methods for identifying Board candidates, any of which the Committee may from time to time delegate in whole or in part to one or more other members of the Board. On a periodic basis, the Committee may solicit suggestions for possible candidates from a number of sources, which may include members of the Board, our senior executives, individuals personally known to members of the Board, and independent research by either members of the Board or our senior executives. The Committee may also use its authority under its Charter to retain at the Company's expense one or more search firms to identify candidates.

If a search firm is used, it may be asked to identify possible candidates who meet the minimum and desired qualifications expressed in the Nominations Policy; interview and screen candidates, and conduct appropriate background and reference checks; act as a liaison among the Board, the Committee and the candidate during the screening and evaluation process; and be available for consultation as needed by the Committee. The Committee has the authority under its Charter to approve such firms' fees and other retention terms.

Nomination of Directors by Stockholders. The Committee will also consider properly submitted stockholder nominations for candidates for membership on the Board. Any of our stockholders may recommend one or more eligible persons for election as a director at an annual meeting of stockholders if the stockholder provides the recommendation to our Corporate Secretary at our principal executive offices not less than 120 days prior to the anniversary of the date of the proxy statement released to stockholders in connection with the previous year's annual meeting. In the event that we set an annual meeting date that is not within 30 days before or after the date of the immediately preceding annual stockholders meeting, the stockholder's recommendation must be received no later than the close of business on the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure of that date was made, whichever occurs first.

To be eligible for consideration, a candidate proposed by a stockholder must be independent of the stockholder providing the nomination in all respects, as determined by the Committee or by applicable law, qualify as an "independent director" under the NASDAQ Marketplace rules and meet the Minimum Criteria for Board Members set forth above.

Evaluation of Candidates. The Committee will consider all candidates identified through the processes described above, and will evaluate each of them, including incumbents, based on the same criteria.

If, based on the Committee's or other Board member(s)' initial evaluation, a candidate continues to be of interest, the Committee Chair or one or more other Board members will interview the candidate and communicate the interviewer(s)' evaluation to the other Committee member(s), the Chairman of the Board, the CEO, and the independent members of the Board. Later reviews will be conducted by other members of the Committee, the Board and senior management. Ultimately, background and reference checks will be conducted and the Committee will meet to finalize its list of recommended candidates for the Board's consideration.

Timing of the Identification and Evaluation Process. Our fiscal year is the calendar year. The Committee expects generally to meet one or more times prior to March 31 of each year to consider, among other things, candidates to be recommended to the Board and to the independent members of the Board for inclusion in our recommended slate of director nominees for the next annual meeting and our Proxy Statement. The Board usually meets each March and at that meeting vote on, among other things, the slate of director nominees to be submitted to and recommended for election by stockholders at the annual meeting, which is typically held in May or June.

All candidates, whether identified internally or by a nomination received from a stockholder, who after evaluation are recommended by the Committee and the independent members of the Board, and approved by the Board, will be included in our recommended slate of director nominees in our Proxy Statement.

Future Revisions to the Nominations Policy. The Nominations Policy is intended to provide a flexible set of guidelines for the effective functioning of our director nominations process. The Nominating and Corporate Governance Committee intends to review the Nominations Policy at least annually and anticipates that modifications may be necessary or desirable from time to time as our needs and circumstances evolve, and as applicable legal or listing standards change. The Committee may amend the Nominations Policy at any time, in which case the most current version will be available on our web site at www.progenics.com.

Board Committee Reports

Audit Committee Report

The Audit Committee of the Board consists of three non-employee independent directors: Ms. Williams, Chair, Dr. Ferrante and Mr. Kishbauch. The Board and the Audit Committee believe that the Audit Committee's current member composition satisfies the NASDAQ Marketplace rule that governs audit committee composition, including the requirements that Audit Committee members satisfy the criteria for Audit Committee membership set forth in the federal Sarbanes-Oxley Act and SEC rules. The Audit Committee operates under a written Charter adopted by the Committee and approved by the Board as a whole.

As set forth in its Charter, the Audit Committee's role is one of oversight. Progenics management is responsible for preparing our financial statements and the independent registered public accounting firm is responsible for auditing those financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States.

The Audit Committee's primary function is to assist the Board in monitoring and overseeing the integrity of our financial statements, systems of internal control and the audit process. As mentioned in Oversight of Risk Management above, in 2013 the Audit Committee, in addition to its ongoing Company-wide ERM monitoring efforts, focused in particular on the Company's ERM analyses reflecting changes in the Company's activities resulting from its early-2013 acquisition of Molecular Insight.

The Committee as part of its regular duties selects, subject to stockholder ratification, the independent registered public accounting firm for the Company. In last year's Proxy Statement, the Audit Committee reported that it had performed the necessary procedures to enable it to recommend to the Board the selection of E&Y as the Company's auditor for the year 2013, which selection was ratified by the Company's shareholders.  During 2013, the Audit Committee gave particular attention to the Company's preparation of interim and year-end financial statements and the inclusion therein of information relating to the Company's acquisition early that year of Molecular Insight. As part of its other regular duties, the Committee met regularly with management and E&Y, and reviewed and discussed the Company's audited financial statements. The Committee also discussed with members of E&Y each of the matters required to be discussed by auditing standards set by the Public Company Accounting Oversight Board, including Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the PCAOB in Rule 3200T. The Committee also received and reviewed the written disclosures and the letter from E&Y required by applicable requirements of the PCAOB regarding E&Y's communications with the Committee concerning independence, and discussed E&Y's independence with it. When considering E&Y's independence, the Committee considered whether their provision of services to the Company beyond those rendered in connection with their audit and review of the Company's financial statements was compatible with maintaining their independence, and discussed with them any relationships that may affect their objectivity and independence. The Committee also reviewed, among other things, the amount of fees paid to E&Y for audit and non-audit services in 2013 as presented under Fees Billed for Services Rendered by Current and Former Accounting Firms, above. Based on these discussions and considerations, the Committee was satisfied as to E&Y's independence.

The members of the Audit Committee are not professional accountants or auditors and, in performing their oversight role, have relied without independent verification on the information and representations provided to them by management and E&Y. Accordingly, the Committee's oversight does not provide an independent basis to certify that the audit of the Company's financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with accounting principles generally accepted in the United States or that E&Y is in fact "independent."

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements referred to above be included in the Company's 2013 Annual Report on Form 10-K. The Committee has also determined, subject to stockholder ratification, to retain E&Y as the independent registered public accounting firm for the Company for 2014.

By the Audit Committee of the Board of Directors,
Nicole S. Williams, Chair
Karen J. Ferrante
Michael D. Kishbauch

Compensation Committee Report

The Compensation Committee has submitted the following report for inclusion in this Proxy Statement:

Our Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on our Committee's review of and the discussions with management with respect to the Compensation Discussion and Analysis, our Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company's 2013 Annual Report on Form 10-K.

The foregoing report is provided by the following directors, who constitute the Committee:

By the Compensation Committee of the Board of Directors,
Peter J. Crowley, Chair
Michael D. Kishbauch

Compensation Committee Interlocks and Insider Participation. The Compensation Committee's members are independent directors.  As reported in Other Matters -- Certain Relationships and Related Transactions below, Progenics in 2012 entered into a financial advisory agreement with MTS Health Partners, L.P., of which Mr. Crowley is a Senior Managing Director and partner, on customary terms and conditions, whereby MTS received a monthly retainer of $10,000 during the term of the agreement and $300,000 for MTS' services in connection with the Company's January 2013 acquisition of Molecular Insight. The agreement was terminated in June 2013. Neither Mr. Kishbauch nor any other director who served on the Compensation Committee in 2013 had any affiliation or relationship with the Company which requires disclosure under this heading. None of the Company's executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or its Compensation Committee.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis

Progenics is a biotechnology company engaged in drug development and commercialization, focusing on oncology. We compete with biopharmaceutical companies of all sizes to attract employees with the skills and expertise necessary to develop and commercialize drugs and achieve our objectives. Since the funds we can use for compensation are limited, we have worked to develop a compensation program that allows us to attract and retain talented individuals with the essential experience and skills we need at the executive level while being mindful of our limited resources. We have employed a philosophy which combines base salary with bonus compensation and long-term equity incentives in the form primarily of stock options and in the past also in restricted stock. We strive to conserve cash resources by setting base salaries and total cash compensation at what we deem an appropriate level in view of market compensation data in our industry while providing meaningful long-term equity opportunity.

This Compensation Discussion and Analysis (CD&A) outlines, among other things, our compensation philosophy, objectives and processes as they relate to our Named Executive Officers (NEOs) in 2013: Mr. Baker (CEO); Vice President and Treasurer Mr. Lovallo (PFO); Executive Vice Presidents Drs. Israel and Youssoufian; and Senior Vice President Dr. Ray.

Overview. Progenics made significant progress in achieving strategic objectives and program development in 2013.  Our principal efforts were to (a) advance our oncology drug candidate programs, particularly to complete testing of the initial cohort of a phase 2 trial of our PSMA ADC product candidate for prostate cancer and initiate a second cohort; (b) complete our acquisition of Molecular Insight and integrate its assets, intellectual and other property and business relationships into Progenics' overall infrastructure; (c) evaluate Molecular's research- and clinical-stage assets and advance further development or partnering; and (d) continue efforts to identify and pursue a number of opportunities to expand our oncology pipeline through in-licensing and acquisitions.

At the same time, we continued our focus on costs control and maintaining a sustainable cash burn rate, and bolstered our financial resources by completing follow-on public offerings of common stock mid-year 2013 and in early 2014, the latter of which utilized a new $150 million shelf registration statement replacing our 2011 $100 million facility.

The compensation of our executives reflected the performance of the Company during 2013.  We believe overall Company compensation has historically been highly correlated to Company performance. We have adopted a formal annual incentive plan based on established metrics and administered by the Compensation Committee to provide a framework to determine annual bonus payments to NEOs and other executives.  This plan is used to establish an even stronger linkage between compensation and individual and Company performance. As part of that process, we established specific annual goals for the Company and for each NEO, and, as discussed below, determined bonuses against specific target bonuses established for each NEO taking into account how well the Company and the executive performed against the established goals as determined by the Compensation Committee.

A significant percentage of our NEOs' compensation is provided in the form of equity-based awards that we believe further align their interests with those of our stockholders. All of the options we granted to our NEOs in 2013 have an exercise price equal to the closing price of our common stock on the date of grant, and will therefore have value only if our stock price increases. The options also vest over a multi-year period to provide an additional retention incentive for our executives.

The Committee believes that the total compensation earned by the NEOs and approved by the Committee appropriately reflect the performance of the executives and the Company and is consistent with our compensation philosophy.

Executive Compensation Objectives. We seek to achieve the following broad goals in our executive compensation programs and decisions regarding individual compensation:

•	Attract and retain executives critical to our overall success.

•	Reward executives for contributions to achieving strategic goals that enhance stockholder value.

•	Foster and maintain a company culture of ownership, creativity and innovation.

•	Motivate our NEOs to achieve critical long- and short-term development, product and financial milestones set by the Board in consultation with management.

General Compensation Process. The Compensation Committee is responsible for determining the elements and levels of compensation for our NEOs. In doing so, it reviews our corporate performance against financial and corporate achievement measures, assesses individual performance and evaluates recommendations of the CEO regarding compensation for other NEOs.

In assessing Company and individual NEO performance, the Committee has considered the progress of the Company in achieving its strategic goal of being a leading oncology biotechnology company; research, development including clinical testing, and commercialization of its product candidates; and the contributions made by each NEO to those efforts. Recent examples of this progress include advancing our PSMA ADC phase 2 trial; evaluating and advancing product candidates and other assets acquired in the Molecular Insight transaction, including completing a phase 2 trial of 1404 and determining to continue clinical testing of Azedra; identifying and executing on opportunities complementary to our focus on oncology; and managing our relationships with collaborators and others.

The process the Committee followed in assessing the NEOs and the Company's performance for 2013 began, as has been the Committee's practice in the past, with meetings in early 2013 focused on compensation for the NEOs and were principally focused on approving bonuses relating to 2012 performance and establishing 2013 salary and target bonus levels.  In those meetings, Mr. Baker was invited to make an oral presentation and submit to the Committee written materials regarding the performance of the NEOs and other executive officers, his views regarding the performance of the Company and his assessment of his own performance.

Prior to commencement of the above process, the Committee conducted a search for, and engaged Frederic W. Cook & Co. (FWC) as, its compensation consultant.  FWC does not undertake any work for the Company at the direction of management or other employees, although it communicates with management from time to time to obtain information necessary to advising the Committee. The Committee has determined that FWC is independent and that its services do not raise any conflict of interest with the Company or any of its executive officers or directors. The Committee retained FWC for its services in 2013 directly, although in carrying out assignments, the consultant interacted directly with our management when necessary and appropriate; in its discretion, it sought input and feedback from our executives, primarily Mr. Lovallo, regarding its work product prior to presentation to the Committee, in order to confirm alignment with the Company's business strategy and to obtain data or information necessary for its work.

The Committee conferred with FWC to establish target compensation for the Company's NEOs.  FWC reviewed and discussed with the Committee competitive market compensation data for consideration when determining different levels and mix of compensation. The primary data sources utilized for this purpose were publicly available compensation information of NEOs of a peer group of companies within the biotechnology industry, selected by the Committee with FWC's assistance, that were similar to Progenics in size, stature and state of development. The peer group companies consisted of:

Acorda Therapeutics, Inc.	Immunomedics Inc.
Allos Therapeutics Inc.	Infinity Pharmaceuticals Inc.
Alnylam Pharmaceuticals Inc.	Nektar Therapeutics
Ariad Pharmaceuticals Inc.	Neurocrine Biosciences, Inc.
Array Biopharma Inc.	Sangamo Biosciences Inc.
Dyax Corp.	Sucampo Pharmaceuticals, Inc.
GTx Inc.	Synta Pharmaceuticals Corp.
Idenix Pharmaceuticals, Inc.

The one change in the 2013 peer group reflected the acquisition of a former member by another company. Peer group data were supplemented with published executive compensation surveys providing position-based compensation data from biotechnology companies similar in size and scope to the Company. Progenics' market capitalization ranks between the 25th percentile and the median of this peer group.

The peer company compensation data provided by FWC is used by the Committee as a general reference point in its compensation review. The Committee does not set compensation levels at any specific level or percentile against this compensation data (i.e., the Committee does not "benchmark" the Company's executive compensation levels). The peer group data is only one point of information taken into account by the Committee in making compensation decisions: its executive compensation determinations are subjective and the result of the Committee's business judgment, which is informed by the experiences of its members as well as the input from, and peer group data provided by, its independent consultant.

In addition to Mr. Baker's recommendations regarding the other NEOs and its review of market data, in setting 2013 target compensation opportunities the Committee considered other factors such as the individual's corporate roles and responsibilities, particular experience and expertise, performance and specific duties, the scope of his or her position and the department(s) or group(s) for which he or she had responsibility, the Company's overall corporate financial performance and the progress of our research and development programs and strategic initiatives during the year.

Having reviewed the market data and taken into consideration all other pertinent information, the Committee made decisions regarding 2013 base salaries and target bonuses described below. Mr. Baker neither participated in nor was present for decisions regarding his own compensation. The Committee is solely responsible for making the final decisions on compensation for all our NEOs.

The Committee used a similar process to determine the long-term incentive elements of our NEO compensation program paid in stock options. The Committee considered Mr. Baker's recommendation for long-term incentive awards to the other NEOs, and made its own determination of the appropriate long-term incentive awards for each executive, taking into account the size of the awards granted in prior years and the aggregate number of options being awarded to participants.

We believe that each NEO's 2013 compensation package is generally competitive when compared to executives in similar positions with the peer companies even where qualitative factors have influenced our compensation decision.

Elements of Compensation. We utilize a compensation structure that we believe is in line with that of other companies within the biotechnology industry which primarily includes base salary, annual bonus and long-term incentives. These elements are designed to reward (i) the level of effort and competence demonstrated in light of the executive's duties and responsibilities (base salary), (ii) decision-making that supports our annual product, development and financial goals (annual bonus), and (iii) a focus on building shareholder value over the long term by making decisions that will not sacrifice long-term prospects for a particular short-term achievement or goal (long-term incentives).

Base Salary. Levels of base salary for our executives in general take into account an individual's role and responsibilities, experience, expertise, individual performance and tenure. The amount is typically at or slightly below the median industry compensation level for the position as shown by appropriate market data provided by the Committee's consultant. Relative to market data for other CEOs, Mr. Baker's salary of $535,613, an increase of 3.5% from 2012, was slightly above the median of market data. The Committee determined this competitive positioning to be appropriate and reflective of Mr. Baker's tenure as CEO and external economic and competitive compensation trends.

With respect to our other NEOs, Mr. Lovallo's salary of $278,519 was 18% above his 2012 base salary; Dr. Israel's salary of $418,158 was 5.2% higher than 2012; and Dr. Ray's $289,659 salary was 3.5% higher. Taken together, these NEOs' base compensation was slightly below the median of market data for their positions.  The Committee determined each of these competitive positionings to be appropriate and reflective of the executive's tenure in his position and external economic and competitive trends.

Annual Bonus. Beginning in the fourth quarter of each year, the Compensation Committee works collaboratively with senior management to develop corporate goals and objectives tied to strategic plans for the coming year. For 2013, the Committee established five corporate strategic and research and development goals and one operational and financial goal, with the weightings noted below, for use in determining cash bonuses:

•	Complete last patient last visit for the Phase 2 clinical trial MIP 1404-201 (20%).

•	Advance the Phase 2 clinical trial PSMA ADC to the satisfaction of the Committee (20%).

•	Advance the value of the MNTX franchise in the US, Europe and Japan (10%).

•	Successfully integrate Molecular Insight assets into Progenics business as measured by advancement and deployment of assets (20%).

•	Build personnel capabilities of the Company in the areas of strategic focus to the satisfaction of the Compensation Committee (20%).

•	Successfully manage operating expenses and finance development activities within the 2013 approved budget (10%).

These corporate goals, along with individual goals for each NEO, were used in a program measuring performance over the course of the year. Target bonus amounts were established for each executive based on a percentage of the executive's base salary and are generally set at levels the Committee believes to be competitive. For 2013, Mr. Baker's bonus target was 50% of base salary, and his bonus opportunity was based entirely on achievement of corporate goals. The target bonus amounts for the other NEOs were set by the Committee taking into account Mr. Baker's recommendations. For Executive Vice Presidents and Senior Vice Presidents, 75% of the bonus amount was attributed to achievement of corporate goals and 25% to individual goals; for Vice Presidents, the percentages were 67% and 33%, respectively, each as specified below.

Based on the overall percentage of corporate goal achievement determined by the Committee during the first quarter of the following year and the percentage of individual goal achievement of each NEO as assessed by Mr. Baker and approved by the Committee, actual bonus payments may be above or below bonus target amounts in the Committee's discretion based on actual performance. Bonus amounts for NEOs other than Mr. Baker are recommended by Mr. Baker and approved by the Committee, and the Committee determines the bonus amount for Mr. Baker. Bonuses are generally paid in the first quarter of the following year.

For 2013, the Committee approved a corporate achievement percentage of 116% of target based on the Company:

•	Exceeding the MIP 1404-201 trial goal.

•	Exceeding the Phase 2 PSMA ADC trial advancement goal.

•	Not meeting the MNTX franchise value advancement goal.

•	Exceeding the Molecular Insight integration goal.

•	Meeting the personnel capabilities goal.

•	Meeting the operating expenses and development activities goal.

For the individual NEOs, the Committee's determination of performance was as follows:

Mr. Baker. As noted above, Mr. Baker's bonus opportunity for 2013 was based entirely on the percentage achievement of the corporate goals and his target bonus of 50% of base salary: he was awarded a bonus of $310,656, equal to 58% of his 2013 annual salary and 116% of his target bonus.

Mr. Lovallo. Mr. Lovallo's contributions during 2013 included assuming additional responsibilities as the Company's principal financial officer. His individual goals included facilitating integration of Molecular Insight's assets and properties, managing financial components of corporate transactions, including in connection with securing additional equity capital, and supervising the Company's accounting, treasury and financial reporting functions as PFO. The Committee determined that Mr. Lovallo's individual performance for 2013 was above the target level. Based on the percentage achievement of his individual and the corporate goals, and his target bonus of 30% of base salary, Mr. Lovallo was awarded a bonus of $99,436, equal to 36% of his 2013 annual salary and 119% of his target bonus.

Dr. Youssoufian. Dr. Youssoufian's 2013 bonus opportunity was prorated as he commenced employment with the Company in July. His contributions during 2013 included leadership of preclinical, clinical and manufacturing efforts across the Company's development portfolio, integration of Molecular Insight's assets into the broader portfolio, and development of complementary organizational structure. His individual goals included assuming supervisory responsibility of research and development teams, supervision of internal product candidate evaluation and prioritization, supporting new investment and partnership initiatives, and maintenance and further development of industry and academic relationships. The Committee determined that Dr. Youssoufian's individual performance for 2013 was above the target level. Based on the percentage achievement of his individual and the corporate goals, and his target bonus of 35% of base salary, Dr. Youssoufian was awarded a pro-rata bonus of $88,671, equal to 42% of his 2013 pro rata salary and 118% of his target bonus.

Dr. Israel. Dr. Israel's contributions during 2013 included his leadership of medical affairs. His individual goals included managing aspects of our relationships with Relistor collaboration partners, efforts to identify in-license and acquisition candidates, and supporting the change in the Company's strategic focus. The Committee determined that Dr. Israel's individual performance for 2013 was above the target level. Based on the percentage achievement of his individual and the corporate goals, and his target bonus of 35% of base salary, Dr. Israel was awarded a bonus of $175,897, equal to 42% of his 2013 annual salary and 118% of his target bonus.

Dr. Ray. Dr. Ray's contributions during 2013 included supervision of clinical trial drug supply, integration of CMC assets and activities of Molecular Insight, and development of personnel and scientific capabilities attendant to the Molecular acquisition. His individual goals included completing manufacturing process development for clinical-stage candidates and build personnel and capabilities for the Company's radiopharmaceutical drug candidates.  The Committee determined that Dr. Ray's individual performance for 2013 was above the target level. Based on the percentage achievement of his individual and the corporate goals, and his target bonus of 30% of base salary, Dr. Ray was awarded a bonus of $97,325, equal to 34% of his 2013 annual salary and 112% of his target bonus.

In addition to the bonus plan described above, the Committee has the authority to approve discretionary bonuses to any NEO. During 2013, Mr. Lovallo, Dr. Israel and Dr. Ray received bonus awards to compensate the recipients for expenses incurred in connection with their roles in completing the Company's mid-2013 follow-on public offering of $1,072, $8,367 and $6,799, respectively.

Long-Term Incentives. Long-term incentives may include both stock options and restricted stock awards. During 2013, we made option awards to NEOs under our 2005 Stock Incentive Plan, the terms of which are described in this Proxy Statement and our 2013 Annual Report on Form 10-K. The exercise prices of these options were set at the closing price of our common stock on the grant date so the options will only have value if our stock price increases after the grant date, further aligning the interests of our executives with those of our stockholders. The options vest in equal annual installments over three years from the date of grant (four years in the case of Dr. Youssoufian's new-hire grant), subject to continued employment through the vesting date, to provide an additional retention incentive.  Long-term incentive awards granted to our NEOs during 2013 and awards outstanding from prior grants are presented in the Grants of Plan-Based Awards in 2013 and Outstanding Equity Awards at Fiscal Year-End tables, below.

Although our long-term incentive grants have typically been time-vested instruments, we have in some years issued performance based stock options to our CEO as described below. The Company's increased reliance on goals-based incentive compensation (which do in fact also reflect performance), however, has resulted in the use of fewer of the performance-based awards previously awarded, and none were issued in 2013.  Mr. Baker  received in 2010 and 2011 performance-based stock option grants which the Committee used to align more closely his compensation with the business goals established by the Committee and the Board, some of which remain outstanding. Vesting of a percentage of Mr. Baker's outstanding awards occurs upon the Committee's certification of achievement of defined pre-established performance conditions reflecting significant regulatory, commercial and business development Company goals such as advancement of product candidate development or expansion of our pipeline, Relistor sales, and the performance of our stock. The percentage achievement of the goals, if every performance condition is achieved, may total more than 100% of the award, recognizing that the Company is pursuing multiple goals and that not every performance condition must be achieved in order for his performance to be considered sufficient to justify full vesting of the award. Even if the percentage of the achievement of performance conditions actually achieved exceeds 100%, however, he is entitled to only 100% of the award. No additional performance-based vesting occurred in 2013, and 50,000 unvested 2010 performance awards expired. As of 2013 year-end, 196,875 of Mr. Baker's 2010 and 2011 performance-based options had vested.

When determining amounts of long-term incentive grants to our NEOs, the Committee compares (i) the value of the grant with the value of comparable grants made to NEOs in our Peer Group; (ii) the number of shares granted by position as a percentage of total common shares outstanding, compared with the applicable percentages of comparable grants made to NEOs in our Peer Group; and (iii) the executive's overall equity incentive opportunity. We believe these comparisons provide a meaningful context for comparing the competitive level of our equity based compensation practices to those of companies in our Peer Group and help ensure that we are not at a competitive disadvantage in terms of hiring or retaining key executive talent.

We make annual equity awards near the beginning of the year (typically February) to coincide with other compensation decisions. We also award options to newly-hired employees, and may from time to time issue equity-based compensation at other times during the year.

Retirement, Welfare Benefits. We make available to our NEOs retirement and welfare benefits, consisting of partial matching contributions to 401(k) retirement plans and access to medical, dental and other welfare plans, all of which are available to all full-time employees. NEOs also receive reimbursement of premiums for enhanced life and disability insurance, totaling less than $10,000 per NEO, and we generally do not provide material perquisites to our NEOs. This philosophy is consistent with our view that company resources are generally best utilized in research, development and commercialization efforts. The total of these benefits in 2013 for each NEO is presented in the Summary Compensation Table, below.

Equity Ownership by Executives. We do not currently have a formal stock ownership requirement for executives, but we encourage stock ownership by executives on a voluntary basis and through participation in the Stock Incentive Plan. Our NEOs have vested and unvested stock options as shown in the Outstanding Equity Awards at Fiscal Year-End table.

Employment Agreements; No Tax Gross-Ups. We have no employment agreements with any of our NEOs except Dr. Israel, whose agreement, entered into in 1994, provides for severance of nine months' salary and benefits upon termination without cause, ceasing upon his securing new employment. We do not provide any of our executives with reimbursements or "gross-up" payments for any taxes incurred pursuant to Section 280G of the Tax Code or otherwise.

Compensation and Risk. The Company does not believe, given the nature of our activities and the manner in which our employees are compensated, that risks arising from our compensation policies and practices relating to all of our employees are reasonably likely to have a material adverse effect on the Company.

The Committee has established multiple milestones for the annual incentive plan and for performance-based option grants made in prior years, as a result of which annual incentive awards and options may be partially earned or become fully vested even if not every milestone is achieved, and believes that these structures mitigate the risk associated with overemphasis on a particular performance metric. Further mitigating risk, annual incentives are capped at 150% of target and performance options may only vest as to 100% of the shares subject to the option regardless of how many goals are met or achieved. The Board of Directors carefully monitors the Company's activities, including those relevant to achievement of respective milestones specified in the annual incentive plan and performance-based option grants, and believes that these awards have not adversely affected the Company or resulted in its taking actions not in the best interests of stockholders.  In addition, the Company's increased reliance on goals-based incentive compensation noted above has resulted in the use of fewer performance-based awards as described above under Long-Term Incentives, and none were issued in 2013.

Tax Considerations. The Tax Code limits deduction of compensation paid to certain of our NEOs to $1,000,000 unless the compensation is "performance-based." The Stock Incentive Plan allows the Committee to grant awards that are intended to be exempt from the deduction limits imposed by section 162(m) of the Code if certain criteria are satisfied, and the annual bonus paid and stock options granted to our NEOs during 2013 are intended to be fully deductible. There can be no assurance, however, that any compensation intended to qualify for deductibility awarded or paid by the Company will be fully deductible, and in any event we may design programs that we believe are consistent with our compensation goals and philosophy, even where the compensation paid may not be deductible.

2013 Shareholder Advisory Vote on Executive Compensation

Last year, our stockholders approved by 99.3% of the votes cast Progenics' 2012 executive compensation in the advisory vote which was part of our 2013 Annual Meeting.

We believe that our executive compensation practices are aligned with Company performance and market practice. The Compensation Committee will continue to consider the outcome of the Company's say-on-pay proposals when making future compensation decisions for NEOs.

Summary Compensation Table – 2011-2013

The table and footnotes below describe the total compensation paid to our CEO, PFO and three other most-highly compensated executive officers. As reflected in the table and discussed above in the CD&A, we compensate these executive officers with a combination of cash and stock option equity compensation, the latter of which is presented in this table in dollar values (see note 2 and the tables following). We did not issue any awards consisting of shares (such as restricted stock awards) in 2013.

	Year	Salary	Bonus (1)	Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)	Total
Mr. Baker	2013	$535,613	$-	$440,892	$310,656	$15,892	$1,303,053
(CEO; President	2012	517,500	-	689,244	155,250	15,612	1,377,606
before March 3,	2011	487,500	-	1,685,158	312,500	37,906	2,523,064
2011)

Mr. Lovallo (VP;	2013	$278,519	$1,072	$176,357	$99,436	$10,906	$566,290
PFO)	2012	236,025	-	63,584	56,120	8,261	363,990

Dr. Israel	2013	$418,158	$8,367	$220,446	$175,897	$15,728	$838,596
(EVP)	2012	397,407	-	331,020	83,455	15,448	827,330
	2011	383,968	-	349,125	143,988	27,028	904,109

Dr. Youssoufian	2013	$212,500	-	$655,500	$88,671	$17,196	$973,867
(EVP) (5)

Dr. Ray	2013	$289,659	$6,799	$220,446	$97,325	$17,546	$631,775
(SVP)
____________

(1)	One-time cash bonus award to compensate the recipient for expenses incurred in connection with his role in completing a mid-2013 follow-on public offering by the Company.

(2)	Amount of option award compensation for each NEO reflects the aggregate grant date fair value of awards made for the year presented. The fair values were determined based on the assumptions for calculating expense amounts as set forth in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the relevant years (Note 11 – Share-Based Payment Arrangements, in our 2013 Annual Report). The aggregate grant date fair value of Mr. Baker's 2012 and 2011 performance-based awards (he did not receive such an award in 2013), assuming achievement of the maximum level of performance of the performance-based conditions, are (i) $247,909 and $345,698, respectively. Additional information on the 2013 awards is included in the Grants of Plan-Based Awards for 2013 and Outstanding Equity Awards at Fiscal Year-End tables, below.

(3)	Cash bonus approved by the Compensation Committee under our annual incentive plan; 2012 and 2011 amounts were previously reported in the Bonus column of our Proxy Statements for the 2013 and 2012 Annual Meetings of Stockholders.

(4)	Includes the Company's matching 2013 contribution under our 401(k) Plan in the amount of $11,500 for each named executive officer, except in the case of (i) Mr. Lovallo in the amount of $8,750 in 2013, and (ii) Dr. Youssoufian for whom such contribution is $0. Also includes payments of premiums for enhanced life and disability insurance for Mr. Baker ($4,392), Mr. Lovallo ($2,156), Dr. Israel ($4,228), Dr. Youssoufian ($1,916), and Dr. Ray ($6,046) and relocation reimbursements for Dr. Youssoufian ($15,280).

(5)	Dr. Youssoufian joined the Company in July 2013.

Grants of Plan-Based Awards in 2013

The following table sets forth information regarding grants of compensatory awards we made to our NEOs during 2013. Each of these awards was granted under, and is subject to the terms of, the 2005 Stock Incentive Plan.

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards(3)
Mr. Baker	4/4/2013	$267,807	-	120,000	$5.03	$440,892

Mr. Lovallo	4/4/2013	$83,556	-	48,000	$5.03	$176,357

Dr. Youssoufian	8/1/2013	$74,986	-	150,000	$5.84	$655,500

Dr. Israel	4/4/2013	$148,750	-	60,000	$5.03	$220,446

Dr. Ray	4/4/2013	$86,898	-	60,000	$5.03	$220,446
____________

(1)	The target cash bonus amount for such executive as described in the Annual Bonus discussion under Compensation Discussion and Analysis, above.

(2)	Options which vest one-third in each of the three years beginning April 4, 2014, except for Dr. Youssoufian's options, which vest one-quarter in each of the four years beginning August 1, 2014.

(3)	Reported in Summary Compensation Table – Option Awards, above; reflects the aggregate grant date fair value determined by the method described in note 2 to that Table.

As detailed in Proposal 3, above, and in the text of the Plan included as Appendix A, the 2005 Plan is administered by the Compensation Committee, which has authority to interpret Plan provisions and make all required determinations. Plan awards are generally only transferable to a beneficiary of an awardee upon his or her death or, in certain cases, to family members for tax or estate planning purposes. If there is a Change of Control of the Company, the Committee may provide for the treatment of outstanding awards upon the transaction. including acceleration of vesting, elimination or modification of performance or other conditions, extension of time for exercise or realize gain, acceleration of payment or cash settlement.   The Committee has determined that all outstanding stock incentive awards held by a Company employee vest in full if the employee is Terminated without Cause during the one-year period following a Change of Control (as such terms are defined in the 2005 Stock Incentive Plan and the form of stock incentive grant).

Outstanding Equity Awards at 2013 Fiscal Year-End

The table below sets forth information regarding unexercised stock options held by our NEOs as of December 31, 2013. There were no unvested restricted stock awards outstanding at 2013 year-end.

	Option Awards
	No. of Securities Underlying Unexercised Options (#) Exercisable	No. of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: No. of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price	Option Expiration Date
Mr. Baker	-	120,000	(2)			$5.03	4/4/2023
	-			33,334	(1)	9.81	3/1/2022
	22,222	44,444	(4)			9.81	3/1/2022
	41,666	20,834	(5)			7.40	7/1/2021
	46,875			15,625	(1)	7.40	7/1/2021
	100,000	100,000	(6)			7.66	6/8/2021
	150,000					5.35	7/1/2020
	125,000					5.35	7/1/2020
	60,000					16.05	7/1/2018
	10,000					22.01	7/2/2017
	25,000					24.26	7/3/2016
	60,000					27.71	2/21/2016
	50,000					20.02	6/20/2015

Mr. Lovallo	-	48,000	(2)			$5.03	4/4/2023
	3,333	6,667	(4)			9.81	3/1/2022
	6,000	3,000	(5)			7.40	7/1/2021
	4,000					5.35	7/1/2020
	3,375					5.33	7/1/2019
	6,000					14.27	9/2/2018

Dr. Israel	-	60,000	(2)			$5.03	4/4/2023
	16,666	33,334	(4)			9.81	3/1/2022
	46,666	23,334	(5)			7.40	7/1/2021
	30,000					5.35	7/1/2020
	20,000					5.33	7/1/2019
	20,000					16.05	7/1/2018
	7,000					22.01	7/2/2017
	17,500					24.26	7/3/2016
	10,000					21.39	7/1/2015

Dr. Youssoufian	-	150,000	(3)			$5.84	8/1/2023

Dr. Ray	-	60,000	(2)			$5.03	4/4/2023
	16,666	33,334	(4)			9.81	3/1/2022
	46,666	23,334	(5)			7.40	7/1/2021
	25,000					5.35	7/1/2020
	40,000					5.33	7/1/2019
	20,000					16.05	7/1/2018
	5,000					22.01	7/2/2017
	12,500					24.26	7/3/2016
	10,000					21.39	7/1/2015
	50,000					21.95	3/2/2014

[footnotes on following page]

____________
(1)	Performance stock options vest in percentages upon achievement of milestones or share price performance (see CD&A – Elements of Compensation – Long-term incentives, above, for a discussion of the performance criteria).
(2)	Options vesting in annual installments over three years beginning April 4, 2014.
(3)	Options so vesting over four years beginning August 1, 2014.
(4)	Options so vesting over three years beginning March 1, 2013.
(5)	Options so vesting over three years beginning July 1, 2012.
(6)	Options so vesting over four years beginning June 8, 2012.

Option Exercises and Stock Vested in 2013

The following table sets forth information regarding the exercise of stock options and vesting of restricted stock awards held by our NEOs during 2013:

	Option Awards		Restricted Stock Awards
	No. of Shares Acquired on Exercise (#)	Value Realized on Exercise	No. of Shares Acquired on Vesting (#)	Value Realized on Vesting
Mr. Baker	-	-	-	$-
Mr. Lovallo	-	-	444	$1,900
Dr. Israel	5,000	$5,000	3,333	$14,265
Dr. Youssoufian	-	-	-	$-
Dr. Ray	-	-	2,777	$11,886

Potential Payments upon Termination or Change in Control

Progenics has no employment agreements with any of its NEOs other than Dr. Israel, whose agreement dates from 1994. As a result, the only amounts to which other NEOs would be legally entitled upon termination or a change in control of the Company would be their vested equity compensation (which in general ceases vesting upon termination outside a change in control context, but vests in full if the employee is terminated without cause during the one-year period following a change in control) and amounts payable from their qualified retirement 401(k) plans. Based on the 2013 year-end closing price of Progenics stock ($5.33), the gross spread between market price and option exercise price for in-the-money options (all with a $5.03 exercise price) held by our NEOs at that date would have been:

For:	Amount
Mr. Baker	$36,000
Mr. Lovallo	$14,400
Dr. Israel	$18,000
Dr. Youssoufian	$-
Dr. Ray	$18,000

As noted above, we do not provide reimbursement or gross-up payments to NEOs for parachute payment taxes incurred in connection with a change in control.

Under his employment agreement, Dr. Israel will be entitled to nine months' salary continuation at his current salary and benefits if he is terminated without cause, with the salary continuation subject to termination if he secures new employment (which he is required to seek). He will not be entitled to severance, and all vested and unvested equity compensation will be immediately forfeited, if the Company terminates him for cause (defined as continual failure to perform substantially one's duties, conviction of a felony, habitual drunkenness, excessive absenteeism, dishonesty, unauthorized disclosure of confidential information, continuous conflict of interest or any other reason constituting cause under New York or federal law). His outstanding equity awards vest in full as provided above in the event he is terminated without cause following a change in control. The agreement includes one-year non-competition, nondisclosure and two-year non-solicitation covenants, none of which affects payments or benefits due. The following table describes potential payments we may be required to provide Dr. Israel in the event we terminate his employment, assuming salary and benefits as of December 31, 2013:

	Cash Severance				Equity		Benefits Continuation ($)	Gross up of I.R.C. Golden Parachute Excise Tax Resulting from Change in Control ($)	Total ($)
	Base Salary		Bonus		Value of Vested Equity ($)	Value of Accelerated Unvested Equity ($)
Circumstances of Termination by the Company	Multiple	($)	Multiple	($)
For cause	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	-
Without cause	N/A	318,750	N/A	N/A	N/A	N/A	23,137	N/A	341,887

Director Compensation

The following table sets forth information regarding the aggregate compensation we paid to the non-employee members of our Board during 2013. Mr. Mark Baker did not receive any additional compensation for services provided as a Board member during 2013, and continues to serve as a director without compensation. Dr. Ferrante joined the Board in January 2014, and is therefore not included in this table.

	Fees Earned or Paid in Cash	Option Awards(1)	All Other Compensation	Total
Mr. Briner(2)	$19,195	$-	-	$19,195
Mr. Charles Baker(2)	29,434	-	-	29,434
Mr. Crowley	116,588	193,952	-	310,540
Dr. Goff(2)	49,229	70,528	-	119,757
Mr. Kishbauch(3)	18,261	177,800	-	196,061
Dr. Maddon	50,118	70,528	-	120,646
Dr. Scheinberg	94,610	70,528	-	165,138
Ms. Williams	75,401	70,528	-	145,929
 ____________
(1)
At December 31, 2013, the aggregate number of stock options outstanding for each of our non-employee directors was as follows: Mr. Briner, 167,500; Mr. Charles Baker, 82,500; Mr. Crowley, 210,000; Dr. Goff, 100,000; Mr. Kishbauch, 40,000; Dr. Maddon, 922,500 (which includes 892,500 options previously granted to Dr. Maddon for services as a Company employee); Dr. Scheinberg, 121,607; Ms. Williams, 105,000. In general, options granted to non-employee directors vested immediately on the date of grant and the amounts shown represent the grant date fair value of stock awards made during the year determined by the method described in note 2 to the Summary Compensation Table for NEOs above.

(2)	Messrs. Briner and Charles Baker did not stand for re-election as director at the 2013 Annual Meeting, and Dr. Goff retired in September 2013.

(3)	Mr. Kishbauch joined the Board in September 2013.

For Board and committee service under our director compensation policy, our directors are entitled to receive:

•
a $45,000 annual retainer for Board service ($75,000 for service as Chair), a fully-vested option for 20,000 common shares (55,000 in the case of the Chair) and, for newly-appointed directors joining the Board in 2013 and thereafter, a one-time option for 40,000 common shares vesting over five years; and

•
an annual retainer fee for committee service as (i) Audit Committee member ($10,000) or Chair ($35,000; currently Ms. Williams); (ii) Compensation Committee member ($5,000) or Chair ($20,000; currently Mr. Crowley); (iii) Nominating and Corporate Governance Committee member ($3,000) or Chair ($11,000; currently Dr. Maddon); and (iv) Science and Strategy Committee member ($10,000) or Chair ($35,000; currently Dr. Scheinberg).

Option awards for Board service during 2013 were made under the 2005 Stock Incentive Plan. These options generally vest on, and expire ten years after, the grant date (one-time newly-appointed director options vest over five years) and have an exercise price equal to the closing price of Progenics stock on the grant date (for the 2013 annual grant, $4.76 per share; for the newly-appointed director option, $5.91 per share). Fair values have been determined by the method described in note 2 to the Summary Compensation Table referred to above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of March 31, 2014, except as noted, regarding the beneficial ownership of the common stock by (i) each person or group known to us to be the beneficial owner of more than five percent of our common stock outstanding, (ii) each of our directors and executive officers and (iii) all of our directors and executive officers as a group.

	Shares Beneficially Owned(2)
Name and Address of Beneficial Owner(1)	Number	Percent
Federated Investors, Inc.(3) Federated Investors Tower Pittsburgh, PA 15222-3779	12,549,790	18.04%
FMR LLC (4) 1225 17th Street, Suite 1100 Denver, CO 80202	6,171,046	8.87%
BlackRock, Inc. (5) 40 East 52nd Street New York, NY 10022	4,467,285	6.42%
Baker Bros. Advisors LP (6) 667 Madison Avenue, 21st Floor New York, NY 10065	4,200,000	6.04%
Broadfin Capital, LLC (7) 237 Park Avenue, Suite 900 New York, NY 10017	4,000,000	5.75%
Mark R. Baker (8)	914,125	1.30%
Peter J. Crowley (9)	210,000	*
Karen J. Ferrante (10)	0	*
Michael D. Kishbauch (10)	0	*
Paul J. Maddon (11)	1,748,223	2.48%
David A. Scheinberg (12)	165,289	*
Nicole S. Williams (13)	110,000	*
Angelo W. Lovallo, Jr. (14)	45,430	*
Robert J. Israel (15)	239,549	*
Hagop Youssoufian (16)	0	*
Nitya G. Ray (17)	245,998	*
All directors and executive officers as a group (18)	3,808,365	5.27%
____________
*                  Less than one percent.

(1)	The address of each beneficial owner who is a director or officer of the Company is c/o the Company.
[footnotes continued on following page]

(2)	With respect to our directors and executive officers, and except as indicated and/or pursuant to applicable community property laws, each stockholder possesses sole voting and investment power with respect to the shares of common stock listed. The number of shares of common stock beneficially owned includes shares issuable pursuant to stock options held by the stockholder that are currently exercisable, i.e., within 60 days of March 31, 2014. Shares issuable upon exercise of these options are deemed outstanding for computing the percentage of beneficial ownership of the person holding the options but not of any other person. None of the shares held by our directors and executive officers are pledged as collateral.

With respect to other stockholders identified above, the percent reported is calculated by dividing (i) the number of shares reported by the stockholder in the Schedule 13G filing described in the related note by (ii) the aggregate number of our common shares outstanding on March 31, 2014, and differs from the Percent of Class reported in the stockholder's Schedule 13G; it assumes that the stockholder continued to own the number shares reported in its Schedule 13G on March 31, 2014.

(3)	Based on a Schedule 13G (Amendment No. 10) filed February 12, 2014, which reports that Federated Investors, Inc. is the parent holding company of Federated Equity Management Company of Pennsylvania and Federated Global Investment Management Corp., which act as investment advisers to registered investment companies and separate accounts that own the shares reported. Such document also reports that the investment advisers are wholly owned subsidiaries of FII Holdings, Inc., which is wholly owned subsidiary of Federated Investors, Inc., all of whose outstanding voting stock is held in the Voting Shares Irrevocable Trust for which John F. Donahue, Rhodora J. Donahue and J. Christopher Donahue act as trustees.

(4)	Based on a Schedule 13G (Amendment No. 3) filed on February 14, 2014, which reports that Fidelity SelectCo, LLC (SelectCo), a wholly-owned subsidiary of FMR LLC (FMR) and an investment adviser registered under section 203 of the Investment Advisers Act of 1940, is the beneficial owner of the shares reported as a result of acting as investment adviser to various investment companies registered under section 8 of the Investment Company Act of 1940. The ownership of one investment company, Fidelity Select Biotechnology Portfolio, amounted to 5,418,560 shares according to such document. Such document also reports that (i) Edward C. Johnson 3d and FMR, through its control of SelectCo, and the funds each has sole power to dispose of the shares reported owned by the funds; (ii) members of the family of Edward C. Johnson 3d, Chairman of FMR, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR, representing 49% of the voting power of FMR; and (iii) the Johnson family group and all other Series B shareholders have entered into a shareholders' voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares, and accordingly, through their ownership of voting common shares and the execution of the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR.

(5)
Based on a Schedule 13G filed on January 30, 2014, BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A. and BlackRock Investment Management, LLC acquired the securities reported.

(6)
Based on a Schedule 13G filed on February 14, 2014 jointly by the Baker Bros. Advisors LP, Baker Bros. Advisors (GP) LLC, Felix J. Baker and Julian C. Baker, Baker Brothers Life Sciences, L.P., 14159, L.P. and 667, L.P. hold 3,693,110, 91,208 and 415,682, respectively, of the shares reported.

(7)	Based on a Schedule 13G (Amendment No. 1) filed on February 14, 2014, which reports that Broadfin Capital, LLC, Broadfin Healthcare Master Fund, Ltd., and Kevin Kotler have shared power to vote or to direct the vote and to dispose or to direct the disposition of the securities reported.

(8)	Includes 161,140 shares outstanding and 752,985 issuable upon exercise of currently exercisable options.

(9)	Consists of 210,000 shares issuable upon exercise of currently exercisable options.

(10)	Upon election to the Board, each of Dr. Ferrante and Mr. Kishbauch was granted 40,000 stock options which begin vesting on the first anniversary of issuance.

(11)	Includes 854,057 shares outstanding and 894,166 issuable upon exercise of currently exercisable options.

(12)	Includes 46,182 shares outstanding and 119,107 issuable upon exercise of currently exercisable options.

(13)	Includes 5,000 shares outstanding and 105,000 issuable upon exercise of currently exercisable options.

(14)	Includes 3,389 shares outstanding and 42,041 issuable upon exercise of currently exercisable options.

(15)	Includes 35,050 shares outstanding and 204,499 issuable upon exercise of currently exercisable options.

(16)	Dr. Youssoufian has been granted 216,000 stock options each of which begin vesting on the first anniversary of issuance.

(17)	Includes 33,499 shares outstanding and 212,499 issuable upon exercise of currently exercisable options.

(18)	Includes 1,142,438 shares outstanding and 2,665,927 issuable upon exercise of currently exercisable options held by directors, NEOs and other executive officers of the Company.

OTHER MATTERS

Certain Relationships and Related Transactions

We have entered into indemnification agreements with each of our directors and executive and other officers. These agreements require us to indemnify such individuals to the fullest extent permitted by Delaware law for certain liabilities to which they may become subject as a result of their affiliation with us.

Our Code of Business Ethics and Conduct, which our Corporate Governance Guidelines make applicable to all directors and employees, including our CEO and PFO, requires all Progenics personnel to act in the best interests of the Company consistent with their duty of loyalty to it, including by avoiding situations and relationships that involve actual or potential conflicts of interest. Situations that could be perceived as conflicts of interest include related party transactions. The Code requires Progenics personnel who believe they are involved in or become aware of a potential conflict of interest to discuss the matter with the individual's manager and our General Counsel. Our Audit Committee is required and empowered to meet with our management and independent auditors to review all related party transactions that would be required to be disclosed in our annual proxy statement for potential conflicts of interest situations and, on an ongoing basis, approve such transactions. The Audit Committee's policy is to approve only those transactions that are in the best interests of our stockholders. In addition, our Nominating and Corporate Governance Committee is required and empowered to conduct any and all investigations into alleged violations of our Corporate Governance Guidelines or Code of Business Ethics and Conduct, and present the results of such investigations to our Board.

As required by SEC rules, we disclose in our Proxy Statement under this heading any relevant transactions. We disclosed in Note 9(e) to our consolidated financial statements included in our 2012 Annual Report on Form 10-K that in December 2012, Progenics entered into a financial advisory agreement with MTS Health Partners, L.P., of which Board Chair Mr. Crowley is a Senior Managing Director and partner, on customary terms and conditions, whereby MTS received a monthly retainer of $10,000 during the term of the agreement and $300,000 for MTS' services in connection with the Company's January 2013 acquisition of Molecular Insight. The agreement was terminated in June 2013.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on a review of the reports under section 16(a) of the Exchange Act and representations furnished to us with respect to the last fiscal year, we believe that each of the persons required to file such reports is in compliance with all applicable filing requirements, except that Mr. Lovallo's Form 3 initial statement of beneficial ownership filing was untimely. We continue to monitor the effectiveness of our policies and procedures designed to ensure compliance with section 16 reporting requirements.

Transactions in Stock by Insiders

We have established stock transaction guidelines governing the way in which persons who may be considered insiders (directors, executive officers and certain key employees who we may designate from time to time) may effect transactions in shares of our common stock. From time to time, insiders may engage in transactions in our common stock in accordance with these guidelines following applicable SEC rules or in pre-arranged stock trading (or 10b5-1) plans.

Rule 10b5-1 plans enable persons who may be considered insiders to establish written pre-arranged stock trading plans which are designed to enable the person to arrange for stock transactions to be executed by a third party (such as a broker) on his or her behalf without violating securities laws prohibiting trading on the basis of material, non-public information. The plans establish predetermined trading parameters (amount, price and date of transactions) that do not permit the person adopting the plan to exercise any subsequent influence over how, when or whether to effect trades. These plans also permit our insiders to gradually diversify their investment portfolios or increase their ownership interest in the Company and may minimize the market impact of stock trades by spreading them over an extended period of time.

Stockholder Proposals

SEC rules provide that certain stockholder proposals must be included in the Proxy Statement for our Annual Meeting. For a proposal to be considered for inclusion in next year's Proxy Statement, it must be submitted in writing to our Corporate Secretary no later than December 30, 2014. If we receive notice after that date of a stockholder's intent to present a proposal at our 2015 Annual Meeting, we will have the right to exercise discretionary voting authority with respect to such proposal, if presented at the meeting, without including information regarding such proposal in our proxy materials.

Householding of Proxy Materials

In order to reduce printing costs and postage fees, we mail only one copy of the Notice and/or the Annual Report and Proxy Statement to any one address, unless we receive contrary instructions from any stockholder at that address (known as "householding").

We will deliver upon written or oral request a separate copy of the Notice and/or the Annual Report and Proxy Statement to any stockholder at a shared address to which a single copy of these materials was delivered. If you are a stockholder of record, you may contact us by writing c/o the Corporate Secretary at our corporate headquarters located at 777 Old Saw Mill River Road, Tarrytown, New York 10591 or by calling us at 914-789-2800. If you are a beneficial but not record owner, you can request additional copies, or you can request householding, by notifying your broker, bank or nominee.

Other Business

The Board knows of no other business to be acted upon at the Meeting. If any other business properly comes before the Meeting, however, it is the intention of the persons named in the enclosed Proxy Card to vote on such matters as recommended by the Board.

We will appreciate the prompt return of your proxy, which will be helpful in obtaining the necessary vote. Therefore, whether or not you expect to attend the Meeting, please follow the instructions on the Notice and submit your proxy.

By order of the Board of Directors,

ANGELO W. LOVALLO, JR.
Vice President, Finance and Treasurer

Tarrytown, New York
April 29, 2014

Appendix A

PROGENICS PHARMACEUTICALS, INC.
2005 STOCK INCENTIVE PLAN

(Subject to stockholder approval, as amended effective June 17, 2014)

1.	PURPOSE

The purpose of the Progenics Pharmaceuticals, Inc. 2005 Stock Incentive Plan is to further align the interests of employees, officers, non-employee directors and other individual service providers with those of the stockholders by providing incentive compensation opportunities tied to the performance of the Common Stock and by promoting increased ownership of the Common Stock by such individuals. The Plan is also intended to advance the interests of the Company and its stockholders by attracting, retaining and motivating key personnel upon whose judgment, initiative and effort the successful conduct of the Company's business is largely dependent.

2.	DEFINITIONS

Wherever the following capitalized terms are used in the Plan, they shall have the meanings specified below:

(a)	Award means an award of a Stock Option, Stock Appreciation Right, Restricted Stock Award, Stock Unit Award, Stock Award or Performance Award granted under the Plan.
(b)	Award Agreement means a written or electronic agreement entered into between the Company and a Participant setting forth the terms and conditions of an Award.
(c)	Board means the Board of Directors of the Company.
(d)	Change in Control shall have the meaning set forth in Section 13.2 hereof.
(e)	Code means the Internal Revenue Code of 1986, as amended.
(f)	Committee means the Compensation Committee of the Board or a successor thereof, or any other committee of the Board appointed by the Board to administer the Plan from time to time.
(g)	Common Stock means the Company's Common Stock, par value $.0013 per share.
(h)	Company means Progenics Pharmaceuticals, Inc., a Delaware corporation.
(i)	Date of Grant means the date on which an Award under the Plan is granted by the Committee, or such later date as the Committee may specify to be the effective date of an Award.
(j)	Disability means a Participant being considered "disabled" within the meaning of Section 409A(a)(2)(C) of the Code, unless otherwise provided in an Award Agreement.
(k)
Eligible Person means any person who is an employee, officer, director, consultant, advisor or other individual service provider of the Company or any Subsidiary, as determined by the Committee, or any person who is determined by the Committee to be a prospective employee, officer, director, consultant, advisor or other individual service provider of the Company or any Subsidiary.

(l)	Exchange Act means the Securities Exchange Act of 1934, as amended.
(m)
Fair Market Value with respect to the value of a share of Common Stock as of a particular day, shall mean the last reported sale price (as reported on the NASDAQ) of the Common Stock on such day (unless such day is not a trading day, in which case, on the last trading day immediately preceding such day on which the Common Stock is traded on the NASDAQ). If the Common Stock is not listed on the NASDAQ, the Committee shall determine in good faith the Fair Market Value in whatever manner it considers appropriate, taking into account to the extent necessary the requirements of Section 409A of the Code.

(n)	Incentive Stock Option means a Stock Option granted under Section 6 hereof that is intended to meet the requirements of section 422 of the Code and the regulations promulgated thereunder.
(o)	NASDAQ means The NASDAQ Stock Market's National Market.

(p)	Nonqualified Stock Option means a Stock Option granted under Section 6 hereof that is not an Incentive Stock Option.
(q)	Participant means any Eligible Person who holds an outstanding Award under the Plan.
(r)
Performance Awards means an Award under Section 11 hereof entitling a Participant to a payment in cash at the end of a performance period, if the performance and other conditions established by the Committee are satisfied.

(s)	Plan means this Progenics Pharmaceuticals, Inc. 2005 Stock Incentive Plan as amended herein, and as may be amended from time to time, effective as provided in Section 15.1 hereof.
(t)
Restricted Stock Award means a grant of shares of Common Stock to an Eligible Person under Section 8 hereof that are issued subject to such vesting and transfer restrictions and such other conditions as are set forth in the Plan and the applicable Award Agreement.

(u)	Section 162(m) Award means any Award that is intended to qualify for the "performance-based" compensation exception under section 162(m) of the Code and the regulations promulgated thereunder.
(v)	Service means a Participant's employment or other service relationship with the Company or any Subsidiary.
(w)
Stock Appreciation Right means a contractual right granted to an Eligible Person under Section 7 hereof entitling such Eligible Person to receive a payment, representing the difference between the base price per share of the right and the Fair Market Value of a share of Common Stock at such time, and subject to such conditions, as are set forth in the Plan and the applicable Award Agreement.

(x)
Stock Award means a grant of shares of Common Stock to an Eligible Person under Section 10 hereof entitling a Participant to shares of Common Stock that are issued free of transfer restrictions and forfeiture conditions.

(y)
Stock Option means a contractual right granted to an Eligible Person under Section 6 hereof to purchase shares of Common Stock at such time and price, and subject to such conditions, as are set forth in the Plan and the applicable Award Agreement.

(z)
Stock Unit Award means a contractual right granted to an Eligible Person under Section 9 hereof representing notional unit interests equal in value to a share of Common Stock to be paid and distributed at such times, and subject to such conditions, as are set forth in the Plan and the applicable Award Agreement.

(aa)
Subsidiary means an entity (whether or not a corporation) that is wholly or majority owned or controlled, directly or indirectly, by the Company, or any other affiliate of the Company that is so designated, from time to time, by the Committee; provided, however, that with respect to Incentive Stock Options, the term "Subsidiary" shall include only an entity that qualifies under section 424(f) of the Code as a "subsidiary corporation" with respect to the Company.

3.	ADMINISTRATION

Section 3.1                          Committee Members. The Plan shall be administered by a Committee comprised of no fewer than two members of the Board. It is intended that each Committee member shall satisfy the requirements for (i) an "independent director" under rules adopted by the NASDAQ, (ii) a "nonemployee director" for purposes of such Rule 16b-3 under the Exchange Act and (iii) an "outside director" under section 162(m) of the Code. No member of the Committee shall be liable for any action or determination made in good faith by the Committee with respect to the Plan or any Award hereunder.

Section 3.2                          Committee Authority. The Committee shall have such powers and authority as may be necessary or appropriate for the Committee to carry out its functions as described in the Plan. Subject to the express limitations of the Plan, the Committee shall have authority in its discretion to determine the Eligible Persons to whom, and the time or times at which, Awards may be granted, the number of shares, units or other rights subject to each Award, the exercise, base or purchase price of an Award (if any), the time or times at which an Award will become vested, exercisable or payable, the performance criteria, performance goals and other conditions of an Award, the duration of the Award, and all other terms of the Award. Subject to the terms of the Plan, the Committee shall have the authority to amend the terms of an Award in any manner that is not inconsistent with the Plan, provided that no such action shall adversely affect the rights of a Participant with respect to an outstanding Award without the Participant's consent. The Committee shall also have discretionary authority to interpret the Plan, to make all factual determinations under the Plan, and to make all other determinations necessary or advisable for Plan administration, including, without limitation, to correct any defect, to supply any omission or to reconcile any inconsistency in the Plan or any Award Agreement hereunder. The Committee may prescribe, amend, and rescind rules and regulations relating to the Plan. The Committee's determinations under the Plan need not be uniform and may be made by the Committee selectively among Participants and Eligible Persons, whether or not such persons are similarly situated. The Committee shall, in its discretion, consider such factors as it deems relevant in making its interpretations, determinations and actions under the Plan including, without limitation, the recommendations or advice of any officer or employee of the Company or such attorneys, consultants, accountants or other advisors as it may select. All interpretations, determinations, and actions by the Committee shall be final, conclusive, and binding upon all parties.

Section 3.3                          Delegation of Authority. The Committee shall have the right, from time to time, to delegate to one or more officers of the Company the authority of the Committee to grant Awards under the Plan, subject to the requirements of section 157(c) of the Delaware General Corporation Law (or any successor provision) and such other limitations as the Committee shall determine. In no event shall any such delegation of authority be permitted with respect to Awards to any members of the Board or to any Eligible Person who is subject to Rule 16b-3 under the Exchange Act or who is a covered employee under section 162(m) of the Code. The Committee shall also be permitted to delegate, to any appropriate officer or employee of the Company, responsibility for performing ministerial functions under the Plan. In the event that the Committee's authority is delegated to officers or employees in accordance with the foregoing, all provisions of the Plan relating to the Committee shall be interpreted in a manner consistent with the foregoing by treating any such reference as a reference to such officer or employee for such purpose. Any action undertaken in accordance with the Committee's delegation of authority hereunder shall have the same force and effect as if such action was undertaken directly by the Committee and shall be deemed for all purposes of the Plan to have been taken by the Committee.

Section 3.4                          Grants to Non-Employee Directors. Any Awards or formula for granting Awards under the Plan made to non-employee directors shall be approved by the Board. With respect to awards granted to such directors, all rights, powers and authorities vested in the Committee under the Plan shall instead be exercised by the Board, and all provisions of the Plan relating to the Committee shall be interpreted in a manner consistent with the foregoing by treating any such reference as a reference to the Board for such purpose.

4.	SHARES SUBJECT TO THE PLAN

Section 4.1                          Share Limitation. Subject to adjustment pursuant to Section 4.2 hereof, the maximum aggregate number of shares of Common Stock which may be issued under all Awards granted to Participants under the Plan shall be 11,450,000 shares. Shares of Common Stock issued under the Plan may be either authorized but unissued shares or shares held in the Company's treasury. Shares of Common Stock subject to Awards of Stock Options or Stock Appreciation Rights that are settled in Common Stock shall be counted against the maximum share limitations of this Section 4.1 as one share of Common Stock for every share of Common Stock subject thereto, regardless of the number of shares of Common Stock actually issued to settle the Stock Option or Stock Appreciation Right upon exercise. Shares of Common Stock subject to Awards of Restricted Stock Awards, Stock Unit Awards, Stock Awards, or share-based Performance Awards, if any, shall be counted against the maximum share limitations of this Section 4.1 as 1.2 shares of Common Stock for every share of Common Stock subject thereto. To the extent that any Award under the Plan payable in shares of Common Stock is forfeited, cancelled, returned to the Company for failure to satisfy vesting requirements or upon the occurrence of other forfeiture events, or otherwise terminates, in whole or in part, without payment being made thereunder, the shares of Common Stock remaining subject thereto at the time of such forfeiture, cancellation, return or other termination will no longer be counted against the foregoing maximum share limitations and may again be made subject to Awards under the Plan pursuant to such limitations. Awards under the Plan that are settled in cash and not in shares of Common Stock shall not be counted against the foregoing maximum share limitations. Shares that are withheld from an Award by the Participant in payment of the exercise or purchase price or separately surrendered by the Participant, or taxes relating to such an Award shall be deemed to constitute delivered shares and will not be available for future Awards under the Plan.

Section 4.2                          Adjustments. If there shall occur any change with respect to the outstanding shares of Common Stock by reason of any recapitalization, reclassification, stock dividend, extraordinary dividend, stock split, reverse stock split, or other distribution with respect to the shares of Common Stock, or any merger, reorganization, consolidation, combination, spin-off or other similar corporate change, or any other change affecting the Common Stock, the Committee shall, in the manner and to the extent that it deems appropriate and equitable to the Participants and consistent with the terms of the Plan, cause an adjustment to be made in (i) the maximum numbers and kind of shares provided in Section 4.1 hereof, (ii) the maximum numbers and kind of shares or units set forth in Sections 6.1, 7.1, 8.1, 9.1 and 10.1 hereof, (iii) the numbers and kind of shares of Common Stock, units, or other rights subject to then outstanding Awards, (iv) the price for each share or unit or other right subject to then outstanding Awards, (v) the performance measures or goals relating to an Award and (vi) any other terms of an Award that are affected by the event to prevent dilution or enlargement of a Participant's rights under an Award. Notwithstanding the foregoing, in the case of Incentive Stock Options, any such adjustments shall, to the extent practicable, be made in a manner consistent with the requirements of section 424(a) of the Code.

5.	PARTICIPATION AND AWARDS

Section 5.1                          Designation of Participants. All Eligible Persons are eligible to be designated by the Committee to receive Awards and become Participants under the Plan. The Committee has the authority, in its discretion, to determine and designate from time to time those Eligible Persons who are to be granted Awards, the types of Awards to be granted and the number of shares of Common Stock or units subject to Awards granted under the Plan. In selecting Eligible Persons to be Participants and in determining the type and amount of Awards to be granted under the Plan, the Committee shall consider any and all factors that it deems relevant or appropriate.

Section 5.2                          Determination of Awards. The Committee shall determine the terms and conditions of all Awards granted to Participants in accordance with its authority under Section 3.2 hereof. An Award may consist of one type of right or benefit hereunder or of two or more such rights or benefits granted in tandem or in the alternative. In the case of any fractional share or unit resulting from the grant, vesting, payment or crediting of dividends or dividend equivalents under an Award, the Committee shall have the discretionary authority to (i) disregard such fractional share or unit, (ii) round such fractional share or unit to the nearest lower or higher whole share or unit, or (iii) convert such fractional share or unit into a right to receive a cash payment. To the extent deemed necessary by the Committee, an Award shall be evidenced by an Award Agreement as described in Section 14.1 hereof.

6.	STOCK OPTIONS

Section 6.1                          Grant of Stock Option. A Stock Option may be granted to any Eligible Person selected by the Committee. Subject to the provisions of Section 6.7 hereof and section 422 of the Code, each Stock Option shall be designated, in the discretion of the Committee, as an Incentive Stock Option or as a Nonqualified Stock Option. The maximum number of shares of Common Stock that may be subject to Stock Options granted to any Participant during any calendar year shall be limited to 750,000 shares (subject to adjustment as provided in Section 4.2 hereof).

Section 6.2                          Exercise Price. The exercise price per share of a Stock Option shall not be less than 100 percent of the Fair Market Value of the shares of Common Stock on the Date of Grant, provided that the Committee may in its discretion specify for any Stock Option an exercise price per share that is higher than the Fair Market Value on the Date of Grant.

Section 6.3                          Vesting of Stock Options. The Committee shall in its discretion prescribe the time or times at which, or the conditions upon which, a Stock Option or portion thereof shall become vested and/or exercisable. The requirements for vesting and exercisability of a Stock Option may be based on the continued Service of the Participant with the Company or a Subsidiary for a specified time period (or periods) or on the attainment of a specified performance goal (or goals) established by the Committee in its discretion. The Committee may, in its discretion, accelerate the vesting or exercisability of any Stock Option at any time.

Section 6.4                          Term of Stock Options. The Committee shall in its discretion prescribe in an Award Agreement the period during which a vested Stock Option may be exercised, provided that the maximum term of a Stock Option shall be ten years from the Date of Grant. A Stock Option may be earlier terminated as specified by the Committee and set forth in an Award Agreement upon or following the termination of a Participant's Service with the Company or any Subsidiary, including by reason of voluntary resignation, death, Disability, termination for cause or any other reason. Except as otherwise provided in this Section 6 or in an Award Agreement, no Stock Option may be exercised at any time during the term thereof unless the Participant is then in the Service of the Company or one of its Subsidiaries.

Section 6.5                          Stock Option Exercise; Tax Withholding. Subject to such terms and conditions as shall be specified in an Award Agreement, a Stock Option may be exercised in whole or in part at any time during the term thereof by notice in the form required by the Company, together with payment of the aggregate exercise price therefor and applicable withholding tax. Payment of the exercise price shall be made in the manner set forth in an Award Agreement, unless otherwise provided by the Committee: (i) in cash or by cash equivalent acceptable to the Committee; (ii) by payment in shares of Common Stock that have been held by the Participant for at least six months (or such period as the Committee may deem appropriate for accounting purposes or otherwise), valued at the Fair Market Value of such shares on the date of exercise; (iii) through an open-market broker-assisted sales transaction pursuant to which the Company is promptly delivered the amount of proceeds necessary to satisfy the exercise price; (iv) by a combination of the foregoing methods; or (v) by such other method as may be approved by the Committee and set forth in an Award Agreement. In addition to and at the time of payment of the exercise price, the Participant shall pay to the Company the full amount of any and all applicable income tax, employment tax and other amounts required to be withheld in connection with such exercise, payable under such of the methods described above for the payment of the exercise price as may be approved by the Committee and set forth in an Award Agreement.

Section 6.6                          Limited Transferability of Nonqualified Stock Options. All Stock Options shall be nontransferable except (i) upon the Participant's death, in accordance with Section 14.3 hereof or (ii) in the case of Nonqualified Stock Options only, for the transfer of all or part of the Stock Option to a Participant's "family member" (as defined for purposes of the Form S-8 registration statement under the Securities Act of 1933), or as otherwise permitted by the Committee, in each case as may be approved by the Committee in its discretion at the time of proposed transfer. The transfer of a Nonqualified Stock Option may be subject to such terms and conditions as the Committee may in its discretion impose from time to time.  Subsequent transfers of a Nonqualified Stock Option shall be prohibited other than in accordance with Section 14.3 hereof.

Section 6.7                          Additional Rules for Incentive Stock Options.

(i)	Eligibility. An Incentive Stock Option may only be granted to an Eligible Person who is considered an employee under Treasury Regulation §1.421-7(h) of the Company or any Subsidiary.
(ii)
Annual Limits. No Incentive Stock Option shall be granted to an Eligible Person as a result of which the aggregate Fair Market Value (determined as of the Date of Grant) of the stock with respect to which Incentive Stock Options are exercisable for the first time in any calendar year under the Plan and any other stock option plans of the Company or any Subsidiary would exceed $100,000, determined in accordance with section 422(d) of the Code. This limitation shall be applied by taking Incentive Stock Options into account in the order in which granted.

(iii)
Ten Percent Stockholders. If a Stock Option granted under the Plan is intended to be an Incentive Stock Option, and if the Participant, at the time of grant, owns stock possessing ten percent or more of the total combined voting power of all classes of Common Stock of the Company or any Subsidiary, then (A) the Stock Option exercise price per share shall in no event be less than 110 percent of the Fair Market Value of the Common Stock on the date of such grant and (B) such Stock Option shall not be exercisable after the expiration of five years following the date such Stock Option is granted.

(iv)
Termination of Employment. An Award of an Incentive Stock Option may provide that such Stock Option may be exercised not later than 3 months following termination of employment of the Participant with the Company and all Subsidiaries, or not later than one year following death or a permanent and total disability within the meaning of section 22(e)(3) of the Code, as and to the extent determined by the Committee to comply with the requirements of section 422 of the Code.

(v)
Other Terms and Conditions; Nontransferability. Any Incentive Stock Option granted hereunder shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as are deemed necessary or desirable by the Committee, which terms, together with the terms of the Plan, shall be intended and interpreted to cause such Incentive Stock Option to qualify as an "incentive stock option" under section 422 of the Code. An Award Agreement for an Incentive Stock Option may provide that such Stock Option shall be treated as a Nonqualified Stock Option to the extent that certain requirements applicable to "incentive stock options" under the Code shall not be satisfied. An Incentive Stock Option shall by its terms be nontransferable other than by will or by the laws of descent and distribution, and shall be exercisable during the lifetime of a Participant only by such Participant.

(vi)
Disqualifying Dispositions. If shares of Common Stock acquired by exercise of an Incentive Stock Option are disposed of within two years following the Date of Grant or one year following the transfer of such shares to the Participant upon exercise, the Participant shall, promptly following such disposition, notify the Company in writing of the date and terms of such disposition and provide such other information regarding the disposition as the Company may reasonably require.

Section 6.8                          Repricing of Stock Options Prohibited. Subject to the anti-dilution adjustment provisions contained in Section 4.2 hereof, without the prior approval of the Company's stockholders, evidenced by a majority of votes cast, neither the Committee nor the Board shall cause the cancellation, substitution or amendment of a Stock Option that would have the effect of reducing the exercise price of such a Stock Option previously granted under the Plan, or otherwise approve any modification to such a Stock Option that would be treated as a "repricing."

7.	STOCK APPRECIATION RIGHTS

Section 7.1                          Grant of Stock Appreciation Rights. A Stock Appreciation Right may be granted to any Eligible Person selected by the Committee. Stock Appreciation Rights may be granted on a basis that allows for the exercise of the right by the Participant or that provides for the automatic payment of the right upon a specified date or event. The maximum number of shares of Common Stock that may be subject to Stock Appreciation Rights granted to any Participant during any calendar year shall be limited to 750,000 shares (subject to adjustment as provided in Section 4.2 hereof).

Section 7.2                          Freestanding Stock Appreciation Rights. A Stock Appreciation Right may be granted without any related Stock Option. The Committee shall in its discretion prescribe the time or times at which, or the conditions upon which, a Stock Appreciation Right or portion thereof shall become vested and/or exercisable. The requirements for vesting and exercisability of a Stock Appreciation Right may be based on the continued Service of a Participant with the Company or a Subsidiary for a specified time period (or periods) or on the attainment of a specified performance goal (or goals) established by the Committee in its discretion. A Stock Appreciation Right will be exercisable or payable at such time or times as determined by the Committee, provided that the maximum term of a Stock Appreciation Right shall be ten years from the Date of Grant.  The Committee may, in its discretion, accelerate the vesting or exercisability of any Stock Appreciation Right at any time. The base price of a Stock Appreciation Right granted without any related Stock Option shall be determined by the Committee in its sole discretion; provided, however, that the base price per share of any such freestanding Stock Appreciation Right shall not be less than 100 percent of the Fair Market Value of the shares of Common Stock on the Date of Grant.

Section 7.3                          Tandem Stock Option/Stock Appreciation Rights. A Stock Appreciation Right may be granted in tandem with a Stock Option, either at the time of grant or at any time thereafter during the term of the Stock Option. A tandem Stock Option/Stock Appreciation Right will entitle the holder to elect, as to all or any portion of the number of shares subject to the Award, to exercise either the Stock Option or the Stock Appreciation Right, resulting in the reduction of the corresponding number of shares subject to the right so exercised as well as the tandem right not so exercised. A Stock Appreciation Right granted in tandem with a Stock Option hereunder shall have a base price per share equal to the per share exercise price of the Stock Option, will be vested and exercisable at the same time or times that a related Stock Option is vested and exercisable, and will expire no later than the time at which the related Stock Option expires.

Section 7.4                          Payment of Stock Appreciation Rights. A Stock Appreciation Right will entitle the holder, upon exercise or other payment of the Stock Appreciation Right, as applicable, to receive an amount determined by multiplying: (i) the excess of the Fair Market Value of a share of Common Stock on the date of exercise or payment of the Stock Appreciation Right over the base price of such Stock Appreciation Right, by (ii) the number of shares as to which such Stock Appreciation Right is exercised or paid. Payment of the amount determined under the foregoing may be made, as approved by the Committee and set forth in the Award Agreement, in shares of Common Stock valued at their Fair Market Value on the date of exercise or payment, in cash, or in a combination of shares of Common Stock and cash, subject to applicable tax withholding requirements.

Section 7.5                          Repricing of Stock Appreciation Rights Prohibited. Subject to the anti-dilution adjustment provisions contained in Section 4.2 hereof, without the prior approval of the Company's stockholders, evidenced by a majority of votes cast, neither the Committee nor the Board shall cause the cancellation, substitution or amendment of a Stock Appreciation Right that would have the effect of reducing the base price of such a Stock Appreciation Right previously granted under the Plan, or otherwise approve any modification to such a Stock Appreciation Right that would be treated as a "repricing."

8.           RESTRICTED STOCK AWARDS

Section 8.1                          Grant of Restricted Stock Awards. A Restricted Stock Award may be granted to any Eligible Person selected by the Committee. The Committee may require the payment by the Participant of a specified purchase price in connection with any Restricted Stock Award. The Committee may grant Restricted Stock Awards that are Section 162(m) Awards, as well as Restricted Stock Awards that are not Section 162(m) Awards. The maximum number of shares of Common Stock that may be subject to Restricted Stock Awards granted to a Participant during any one calendar year shall be limited to 250,000 shares (subject to adjustment as provided in Section 4.2 hereof).

Section 8.2                          Vesting Requirements. The restrictions imposed on shares of Common Stock granted under a Restricted Stock Award shall lapse in accordance with the vesting requirements specified by the Committee in the Award Agreement. The requirements for vesting of a Restricted Stock Award may be based on the continued Service of the Participant with the Company or its Subsidiaries for a specified time period (or periods) or on the attainment of a specified performance goal (or goals) established by the Committee in its discretion. The Committee may, in its discretion, accelerate the vesting of a Restricted Stock Award at any time. In the case of any Restricted Stock Award that is a Section 162(m) Award, any such performance-based vesting requirements shall be based upon the performance criteria identified in Section 12.2 hereof, and the terms of the Award shall otherwise comply with the requirements described in Section 12.3 hereof. If the vesting requirements of a Restricted Stock Award shall not be satisfied, the Award shall be forfeited and the shares of Common Stock subject to the Award shall be returned to the Company. In the event that the Participant paid any purchase price with respect to such forfeited shares, unless otherwise provided by the Committee in an Award Agreement, the Company will refund to the Participant the lesser of (i) such purchase price and (ii) the Fair Market Value of such shares on the date of forfeiture.

Section 8.3                          Restrictions. Shares granted under any Restricted Stock Award may not be transferred, assigned or subject to any encumbrance, pledge, or charge until all applicable restrictions are removed or have expired, unless otherwise allowed by the Committee. Failure to satisfy any applicable restrictions shall result in the shares subject to the Restricted Stock Award being forfeited and returned to the Company. In the event that the Participant paid any purchase price with respect to such forfeited shares, unless otherwise provided by the Committee in an Award Agreement, the Company will refund to the Participant the lesser of (i) such purchase price and (ii) the Fair Market Value of such shares on the date of forfeiture. The Committee may require in an Award Agreement that certificates representing the shares granted under a Restricted Stock Award bear a legend making appropriate reference to the restrictions imposed, and that certificates representing the shares granted or sold under a Restricted Stock Award will remain in the physical custody of an escrow holder until all restrictions are removed or have expired.

Section 8.4                          Rights as Stockholder. Subject to the foregoing provisions of this Section 8 and the applicable Award Agreement, the Participant shall have all rights of a stockholder with respect to the shares granted to the Participant under a Restricted Stock Award, including the right to vote the shares and receive all dividends and other distributions paid or made with respect thereto, unless the Committee determines otherwise at the time the Restricted Stock Award is granted. The Committee may provide in an Award Agreement for the payment of dividends and distributions to the Participant at such times as paid to stockholders generally or at the times of vesting or other payment of the Restricted Stock Award.

Section 8.5                          Section 83(b) Election. If a Participant makes an election pursuant to section 83(b) of the Code with respect to a Restricted Stock Award, the Participant shall file, within 30 days following the Date of Grant, a copy of such election with the Company and with the Internal Revenue Service, in accordance with the regulations under section 83 of the Code. The Committee may provide in an Award Agreement that the Restricted Stock Award is conditioned upon the Participant's making or refraining from making an election with respect to the Award under section 83(b) of the Code.

9.           STOCK UNIT AWARDS

Section 9.1                          Grant of Stock Unit Awards. A Stock Unit Award may be granted to any Eligible Person selected by the Committee. The value of each stock unit under a Stock Unit Award is equal to the Fair Market Value of the Common Stock on the applicable date or time period of determination, as specified by the Committee. The Committee may grant Stock Unit Awards that are Section 162(m) Awards, as well as Stock Unit Awards that are not Section 162(m) Awards. The maximum number of units that may be subject to Stock Unit Awards granted to a Participant during any one calendar year shall be limited to 250,000 units (subject to adjustment as provided in Section 4.2 hereof). A Stock Unit Award shall be subject to such restrictions and conditions as the Committee shall determine. A Stock Unit Award may be granted together with a dividend equivalent right with respect to the shares of Common Stock subject to the Award, which may be accumulated and may be deemed reinvested in additional stock units, as determined by the Committee in its discretion.

Section 9.2                          Vesting of Stock Unit Awards. On the Date of Grant, the Committee shall, in its discretion, determine any vesting requirements with respect to a Stock Unit Award, which shall be set forth in the Award Agreement. The requirements for vesting of a Stock Unit Award may be based on the continued Service of the Participant with the Company or its Subsidiaries for a specified time period (or periods) or on the attainment of a specified performance goal (or goals) established by the Committee in its discretion. The Committee may, in its discretion, accelerate the vesting of a Stock Unit Award at any time. In the case of any Stock Unit Award that is a Section 162(m) Award, any such performance-based vesting requirements shall be based upon the performance criteria identified in Section 12.2 hereof, and the terms of the Award shall otherwise comply with the requirements described in Section 12.3 hereof. A Stock Unit Award may also be granted on a fully vested basis, with a deferred payment date as may be determined by the Committee or elected by the Participant in accordance with the rules established by the Committee.

Section 9.3                          Payment of Stock Unit Awards. A Stock Unit Award shall become payable to a Participant at the time or times determined by the Committee and set forth in the Award Agreement, which may be upon or following the vesting of the Award. Payment of a Stock Unit Award may be made, at the discretion of the Committee, in cash or in shares of Common Stock, or in a combination thereof, subject to applicable tax withholding requirements. Any cash payment of a Stock Unit Award shall be made based upon the Fair Market Value of the Common Stock, determined on such date or over such time period as determined by the Committee. In the case of a Participant who is a "specified employee" as defined in Section 409A of the Code at the time of any payment of a Stock Unit Award upon the Participant's termination of Service, the payments under the Stock Unit Award shall be deferred until the date that is six months following the Participant's termination of Service to the extent necessary to comply with Section 409A of the Code, with the terms of such deferral and payment to be made in the manner determined by the Committee and set forth in the Award Agreement.

Section 9.4                          No Rights as Stockholder. The Participant shall not have any rights as a stockholder with respect to the shares subject to a Stock Unit Award until such time as shares of Common Stock are delivered to the Participant pursuant to the terms of the Award Agreement.

10.           STOCK AWARDS

Section 10.1                          Grant of Stock Awards. A Stock Award may be granted to any Eligible Person selected by the Committee.  A Stock Award may be granted for past services, in lieu of bonus or other cash compensation, as directors' compensation or for any other valid purpose as determined by the Committee. A Stock Award granted to an Eligible Person represents shares of Common Stock that are issued free of restrictions on transfer and free of forfeiture conditions and to which such Eligible Person is entitled all incidents of ownership, except as otherwise provided in the Plan and the Award Agreement. The Committee may, in connection with any Stock Award, require the payment of a specified purchase price. The Committee may grant Stock Awards that are Section 162(m) Awards, as well as Stock Awards that are not Section 162(m) Awards. The maximum number of shares of Common Stock that may be subject to Stock Awards granted to a Participant during any one calendar year shall be limited to 250,000 shares (subject to adjustment as provided in Section 4.2 hereof).

Section 10.2                          Rights as Stockholder. Subject to the foregoing provisions of this Section 10 and the applicable Award Agreement, upon the issuance of the shares of Common Stock under a Stock Award, the Participant shall have all rights of a stockholder with respect to the shares of Common Stock, including the right to vote the shares and receive all dividends and other distributions paid or made with respect thereto.

11.          PERFORMANCE AWARDS

Section 11.1                          Grant of Performance Awards. The Committee may grant Performance Awards under the Plan, which shall represent the right to receive a payment in cash if performance goals established by the Committee for a performance period are satisfied. The Committee may grant Performance Awards that are Section 162(m) Awards, as well as Performance Awards that are not Section 162(m) Awards. At the time a Performance Award is granted, the Committee shall determine, in its sole discretion, the applicable performance period and performance goals to be achieved during the performance period, as well as such other conditions as the Committee deems appropriate. The Committee may also determine a target payment amount or a range of payment amounts for each Award. The performance goals applicable to a Performance Award grant may be subject to adjustments as the Committee shall deem appropriate to reflect significant unforeseen events, such as changes in law, accounting practices or unusual or nonrecurring items or occurrences. The Committee's authority to make such adjustments shall be subject to such limitations as the Committee deems appropriate in the case of a Performance Award that is a Section 162(m) Award. In the case of any Performance Award that is a Section 162(m) Award, performance goals shall be based upon the performance criteria identified in Section 12.2 hereof, and the terms of the Award shall otherwise comply with the requirements described in Section 12.3 hereof. The maximum amount of cash compensation that may be paid to a Participant during any one calendar year under Performance Awards shall be $1 million.

Section 11.2                          Payment of Performance Awards. At the end of the performance period, the Committee shall determine the extent to which performance goals have been attained, or a degree of achievement between minimum and maximum levels, in order to establish the level of payment to be made, if any. Payments of Performance Awards shall generally be made as soon as practicable following the end of the performance period, subject to any tax withholding requirements. In the case of a Participant who is a "specified employee" as defined in Section 409A of the Code at the time of any payment of a Performance Award upon the Participant's termination of Service, the payments under the Performance Award shall be deferred until the date that is six months following the Participant's termination of Service to the extent necessary to comply with Section 409A of the Code, with the terms of such deferral and payment to be made in the manner determined by the Committee and set forth in the Award Agreement.

12.          SECTION 162(M) AWARDS

Section 12.1                          Awards. Awards of Stock Options and Stock Appreciation Rights granted under the Plan are intended by their terms to qualify as Section 162(m) Awards. Restricted Stock Awards, Stock Unit Awards, Stock Awards and Performance Awards granted under the Plan may qualify as Section 162(m) Awards if the Awards are granted or become payable or vested based upon pre-established performance goals in accordance with this Section 12.

Section 12.2                          Performance Criteria. In the case of a Restricted Stock Award, Stock Unit Award, Stock Award or Performance Award that is intended to be a Section 162(m) Award, the performance criteria upon which the grant, payment or vesting may be based shall be limited to one or more of the following performance measures, which may be applied with respect to the Company, any Subsidiary or any business unit: (i) total stockholder return; (ii) stock price increase; (iii) return on equity; (iv) return on capital; (v) return on investment; (vi) earnings per share, diluted or basic; (vii) EBIT (earnings before interest and taxes); (viii) EBITDA (earnings before interest, taxes, depreciation and amortization); (ix) cash flow (including operating cash flow, free cash flow, discounted cash flow, and cash flow in excess of costs of capital); (x) net or gross revenue; (xi) operating expenses; (xii) gross or operating margin; (xiii) execution of a corporate collaboration agreement relating to a product candidate of the Company; (xiv) acceptance by the U.S. Food and Drug Administration ("FDA") or a comparable foreign regulatory authority of a final New Drug Application, a Biologic License Application or similar document; (xv) approval for marketing of a product candidate of the Company by the FDA or a comparable foreign regulatory authority; (xvi) obtaining a specified level of financing for the Company, as determined by the Committee, including through government grants (or similar awards) and the issuance of securities; and (xvii) commencement of a particular stage of clinical trials for a product candidate of the Company. The foregoing performance criteria shall have any reasonable definitions that the Committee may specify, which may include or exclude any items specified by the Committee, including but not limited to any or all of the following items: discontinued operations, extraordinary, unusual or non-recurring items, effects of accounting changes, effects of currency or interest rate fluctuations, effects of financing activities (e.g., effect on earnings per share of issuing convertible debt securities), changes in tax rates, expenses for restructuring or productivity initiatives, litigation losses, non-operating items, effects of acquisitions or divestitures and changes of law or regulation affecting the Company's business. The foregoing performance measures may be determined on an absolute basis or relative to internal goals or relative to levels attained in prior years, or related to other companies or indices, or as ratios expressing relationships between two or more performance measures. In the case of Awards that are not Section 162(m) Awards, the Committee may designate performance criteria from among the foregoing or such other performance criteria as it shall determine in its sole discretion.

Section 12.3                          Section 162(m) Requirements. In the case of a Restricted Stock Award, Stock Unit Award, Stock Award or Performance Award that is intended to be a Section 162(m) Award, the Committee shall make such determinations with respect to an Award as required by section 162(m) of the Code within 90 days after the beginning of the performance period (or such other time period as is required under section 162(m) of the Code). As and to the extent required by section 162(m) of the Code, the terms of an Award that is a Section 162(m) Award must state, in terms of an objective formula or standard, the method of computing the amount of compensation payable under the Award, and must preclude discretion to increase the amount of compensation payable under the terms of the Award (but may allow the Committee discretion to decrease the amount of compensation payable).

13.          CHANGE IN CONTROL

Section 13.1                          Effect of Change in Control. The Committee may, at the time of the grant of an Award and as set forth in an Award Agreement, provide for the effect of a "Change in Control" on an Award.  Such provisions may include any one or more of the following: (i) the acceleration or extension of time periods for purposes of exercising, vesting in, or realizing gain from any Award, (ii) the elimination or modification of performance or other conditions related to the payment or other rights under an Award, (iii) provision for the cash settlement of an Award for an equivalent cash value, as determined by the Committee, or (iv) such other modification or adjustment to an Award as the Committee deems appropriate to maintain and protect the rights and interests of Participants upon or following a Change in Control.  To the extent necessary for compliance with Section 409A of the Code, an Award Agreement shall provide that an Award subject to the requirements of Section 409A that would otherwise become payable upon a Change in Control shall only become payable to the extent that the requirements for a "change in control" for purposes of Section 409A have been satisfied.

Section 13.2                          Definition of Change in Control. For purposes of the Plan, unless otherwise defined in an Award Agreement, a "Change in Control" shall be deemed to have occurred upon:

(i)
a change in the composition of the Board such that during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (ii) or (iii) of this Section 13.2) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the members thereof;

(ii)
the consummation of a merger, consolidation, reorganization or similar corporate transaction, whether or not the Company is the surviving corporation in such transaction, in which outstanding shares of Common Stock are converted into (A) shares of stock of another company, other than a conversion into shares of voting common stock of the successor corporation (or a holding company thereof) representing more than 50% of the voting power of all capital stock thereof outstanding immediately after the merger or consolidation, or (B) other securities (of either the Company or another company) or cash or other property;

(iii)
any "Person" (as such term is used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), except that such term shall not include (A) the Company, (B) a trustee or other fiduciary holding securities under an employee benefit plan of the Company, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, who is or becomes the "Beneficial Owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company) representing 30% or more of the voting power of all capital stock thereof outstanding, excluding any Person who is an officer or director of the Company or who becomes such a Beneficial Owner in connection with a transaction described in clause (ii) of this Section 13.2; or

(iv)	the consummation of (A) the sale or other disposition of all or substantially all of the assets of the Company, or (B) a complete liquidation or dissolution of the Company.

14.          GENERAL PROVISIONS

Section 14.1                          Award Agreement. To the extent deemed necessary by the Committee, an Award under the Plan shall be evidenced by an Award Agreement in a written or electronic form approved by the Committee setting forth the number of shares of Common Stock or units subject to the Award, the exercise price, base price, or purchase price of the Award, the time or times at which an Award will become vested, exercisable or payable and the term of the Award. The Award Agreement may also set forth the effect on an Award of termination of Service under certain circumstances. The Award Agreement shall be subject to and incorporate, by reference or otherwise, all of the applicable terms and conditions of the Plan, and may also set forth other terms and conditions applicable to the Award as determined by the Committee consistent with the limitations of the Plan. Award Agreements evidencing Incentive Stock Options shall contain such terms and conditions as may be necessary to meet the applicable provisions of section 422 of the Code. The grant of an Award under the Plan shall not confer any rights upon the Participant holding such Award other than such terms, and subject to such conditions, as are specified in the Plan as being applicable to such type of Award (or to all Awards) or as are expressly set forth in the Award Agreement. The Committee need not require the execution of an Award Agreement by a Participant, in which case, acceptance of the Award by the Participant shall constitute agreement by the Participant to the terms, conditions, restrictions and limitations set forth in the Plan and the Award Agreement as well as the administrative guidelines of the Company in effect from time to time.

Section 14.2                          Forfeiture Events/Representations. The Committee may specify in an Award Agreement at the time of the Award that the Participant's rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events shall include, but shall not be limited to, termination of Service for cause, violation of material Company policies, breach of noncompetition, confidentiality or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company. The Committee may also specify in an Award Agreement that the Participant's rights, payments and benefits with respect to an Award shall be conditioned upon the Participant making a representation regarding compliance with noncompetition, confidentiality or other restrictive covenants that may apply to the Participant and providing that the Participant's rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment on account of a breach of such representation.

Section 14.3                          No Assignment or Transfer; Beneficiaries. Except as provided in Section 6.6 hereof, Awards under the Plan shall not be assignable or transferable by the Participant, except by will or by the laws of descent and distribution, and shall not be subject in any manner to assignment, alienation, pledge, encumbrance or charge. Notwithstanding the foregoing, the Committee may provide in an Award Agreement that the Participant shall have the right to designate a beneficiary or beneficiaries who shall be entitled to any rights, payments or other benefits specified under an Award following the Participant's death. During the lifetime of a Participant, an Award shall be exercised only by such Participant or such Participant's guardian or legal representative. In the event of a Participant's death, an Award may, to the extent permitted by the Award Agreement, be exercised by the Participant's beneficiary as designated by the Participant in the manner prescribed by the Committee or, in the absence of an authorized beneficiary designation, by the legatee of such Award under the Participant's will or by the Participant's estate in accordance with the Participant's will or the laws of descent and distribution, in each case in the same manner and to the same extent that such Award was exercisable by the Participant on the date of the Participant's death.

Section 14.4                          Deferrals of Payment. The Committee may in its discretion permit a Participant to defer the receipt of payment of cash or delivery of shares of Common Stock that would otherwise be due to the Participant by virtue of the exercise of a right or the satisfaction of vesting or other conditions with respect to an Award. If any such deferral is to be permitted by the Committee, the Committee shall establish rules and procedures relating to such deferral in a manner intended to comply with the requirements of Section 409A of the Code, including, without limitation, the time when an election to defer may be made, the time period of the deferral and the events that would result in payment of the deferred amount, the interest or other earnings attributable to the deferral and the method of funding, if any, attributable to the deferred amount.

Section 14.5                          Rights as Stockholder. A Participant shall have no rights as a holder of shares of Common Stock with respect to any unissued securities covered by an Award until the date the Participant becomes the holder of record of such securities. Except as provided in Section 4.2 hereof, no adjustment or other provision shall be made for dividends or other stockholder rights, except to the extent that the Award Agreement provides for dividend payments or dividend equivalent rights.

Section 14.6                          Employment or Service. Nothing in the Plan, in the grant of any Award or in any Award Agreement shall confer upon any Eligible Person or Participant any right to continue in the Service of the Company or any of its Subsidiaries, or interfere in any way with the right of the Company or any of its Subsidiaries to terminate the employment or other service relationship of an Eligible Person or Participant for any reason at any time.

Section 14.7                          Securities Laws. No shares of Common Stock will be issued or transferred pursuant to an Award unless and until all then applicable requirements imposed by Federal and state securities and other laws, rules and regulations and by any regulatory agencies having jurisdiction, and by any exchanges upon which the shares of Common Stock may be listed, have been fully met. As a condition precedent to the issuance of shares pursuant to the grant or exercise of an Award, the Company may require the Participant to take any reasonable action to meet such requirements. The Committee may impose such conditions on any shares of Common Stock issuable under the Plan as it may deem advisable, including, without limitation, restrictions under the Securities Act of 1933, as amended, under the requirements of any exchange upon which such shares of the same class are then listed, and under any blue sky or other securities laws applicable to such shares. The Committee may also require the Participant to represent and warrant at the time of issuance or transfer that the shares of Common Stock are being acquired only for investment purposes and without any current intention to sell or distribute such shares.

Section 14.8                          Tax Withholding. The Participant shall be responsible for payment of any taxes or similar charges required by law to be withheld from an Award or an amount paid in satisfaction of an Award, which shall be paid by the Participant on or prior to the payment or other event that results in taxable income in respect of an Award. The Award Agreement may specify the manner in which the withholding obligation shall be satisfied with respect to the particular type of Award.

Section 14.9                          Unfunded Plan. The adoption of the Plan and any reservation of shares of Common Stock or cash amounts by the Company to discharge its obligations hereunder shall not be deemed to create a trust or other funded arrangement. Except upon the issuance of Common Stock pursuant to an Award, any rights of a Participant under the Plan shall be those of a general unsecured creditor of the Company, and neither a Participant nor the Participant's permitted transferees or estate shall have any other interest in any assets of the Company by virtue of the Plan. Notwithstanding the foregoing, the Company shall have the right to implement or set aside funds in a grantor trust, subject to the claims of the Company's creditors or otherwise, to discharge its obligations under the Plan.

Section 14.10                                        Other Compensation and Benefit Plans. The adoption of the Plan shall not affect any other stock incentive or other compensation plans in effect for the Company or any Subsidiary, nor shall the Plan preclude the Company from establishing any other forms of stock incentive or other compensation or benefit program for employees of the Company or any Subsidiary. The amount of any compensation deemed to be received by a Participant pursuant to an Award shall not constitute includable compensation for purposes of determining the amount of benefits to which a Participant is entitled under any other compensation or benefit plan or program of the Company or any Subsidiary, including, without limitation, under any bonus, pension, profit-sharing, life insurance, salary continuation or severance benefits plan, except to the extent specifically provided by the terms of any such plan.

Section 14.11                                        Plan Binding on Transferees. The Plan shall be binding upon the Company, its transferees and assigns, and the Participant, the Participant's executor, administrator and permitted transferees and beneficiaries.

Section 14.12                                        Severability. If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

Section 14.13                                        Foreign Jurisdictions. The Committee may adopt, amend and terminate such arrangements and grant such Awards, not inconsistent with the intent of the Plan, as it may deem necessary or desirable to comply with any tax, securities, regulatory or other laws of other jurisdictions with respect to Awards that may be subject to such laws. The terms and conditions of such Awards may vary from the terms and conditions that would otherwise be required by the Plan solely to the extent the Committee deems necessary for such purpose. Moreover, the Board may approve such supplements to or amendments, restatements or alternative versions of the Plan, not inconsistent with the intent of the Plan, as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of the Plan as in effect for any other purpose.

Section 14.14                                        Substitute Awards in Corporate Transactions. Nothing contained in the Plan shall be construed to limit the right of the Committee to grant Awards under the Plan in connection with the acquisition, whether by purchase, merger, consolidation or other corporate transaction, of the business or assets of any corporation or other entity. Without limiting the foregoing, the Committee may grant Awards under the Plan to an employee or director of another corporation who becomes an Eligible Person by reason of any such corporate transaction in substitution for awards previously granted by such corporation or entity to such person. The terms and conditions of the substitute Awards may vary from the terms and conditions that would otherwise be required by the Plan solely to the extent the Committee deems necessary for such purpose. Any shares of Common Stock subject to these substitute Awards shall not be counted against any of the maximum share limitations set forth in the Plan.

Section 14.15                                        Governing Law. The Plan and all rights hereunder shall be subject to and interpreted in accordance with the laws of the State of Delaware, without reference to the principles of conflicts of laws, and to applicable Federal securities laws.

Section 14.16                                         Section 409A Compliance. To the extent applicable, it is intended that the Plan and all Awards hereunder comply with the requirements of Section 409A of the Code, and the Plan and all Award Agreements shall be interpreted and applied by the Committee in a manner consistent with this intent in order to avoid the imposition of any additional tax under Section 409A of the Code. In the event that any provision of the Plan or an Award Agreement is determined by the Committee to not comply with the applicable requirements of Section 409A of the Code, the Committee shall have the authority to take such actions and to make such interpretations or changes to the Plan or an Award Agreement as the Committee deems necessary to comply with such requirements, provided that the Committee shall act in a manner that is intended to preserve the economic value of the Award to the Participant. Notwithstanding the foregoing or anything elsewhere in the Plan or an Award Agreement to the contrary, if a Participant is a "specified employee" as defined in Section 409A of the Code at the time of termination of Service with respect to an Award, then solely to the extent necessary to avoid the imposition of any additional tax under Section 409A of the Code, the commencement of any payments or benefits under the Award shall be deferred until the date that is six months following the Participant's termination of Service (or such other period as required to comply with Section 409A).

15.          EFFECTIVE DATE; AMENDMENT AND TERMINATION

Section 15.1                          Effective Date. The Plan became effective following its adoption by the Board and its approval by the Company's stockholders on the date of the 2005 Annual Meeting of Stockholders. The term of the Plan shall be ten (10) years from the date of such adoption by the Board, subject to Section 15.3 hereof. The Plan as amended and restated herein became effective following its adoption by the Board and its approval by the Company's stockholders on the date of the 2007 Annual Meeting of Stockholders, and was amended by the Board to extend its term as noted in Section 15.3 subject to stockholder approval, which occurred at the 2014 Annual Meeting of Stockholders.

Section 15.2                          Amendment. The Board may at any time and from time to time and in any respect, amend or modify the Plan. The Board may seek the approval of any amendment or modification by the Company's stockholders to the extent it deems necessary or advisable in its discretion for purposes of compliance with section 162(m) or section 422 of the Code, the listing requirements of the NASDAQ or other exchange or securities market or for any other purpose. No amendment or modification of the Plan shall adversely affect any Award theretofore granted without the consent of the Participant or the permitted transferee of the Award. Notwithstanding the foregoing and notwithstanding anything to the contrary in the Plan, the Board may amend the Plan and any outstanding Award Agreement solely to comply with any new regulations or other guidance from the Internal Revenue Service under section 409A of the Code without the consent of the Participant or the permitted transferee of the Award.

Section 15.3                          Termination. The Plan shall terminate on March 25, 2024, which is the date immediately preceding the 10th anniversary of the date of the approval by the Board of an amendment to extend the term of the Plan to such date. The Board may, in its discretion and at any earlier date, terminate the Plan.  Notwithstanding the foregoing, no termination of the Plan shall adversely affect any Award theretofore granted without the consent of the Participant or the permitted transferee of the Award.

PROGENICS PHARMACEUTICALS, INC.
777 OLD SAW MILL RIVER ROAD
TARRYTOWN, NY 10591

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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717
VOTE IN PERSON
Attend the Annual Shareholders Meeting at 10:00 AM EDT on Wednesday, June 17, 2014.
The Landmark at Eastview
Rockland Room
777 Old Saw Mill River Road
Tarrytown, NY 10591

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS
FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
PROGENICS PHARMACEUTICALS, INC.

The Board of Directors recommends you vote FOR each of the Nominees named below:

1. Election of Directors

NOMINEES:	For	Against	Abstain

01) Peter J. Crowley	☐	☐	☐
02) Paul J. Maddon	☐	☐	☐
03) Mark R. Baker	☐	☐	☐
04) Karen J. Ferrante	☐	☐	☐
05) Michael D. Kishbauch	☐	☐	☐
06) David A. Scheinberg	☐	☐	☐
07) Nicole S. Williams	☐	☐	☐

The Board of Directors recommends you vote FOR each of the following proposals:
	For	Against	Abstain
2. Approving, on an advisory basis, of the compensation of the Company's named executive officers as disclosed in this year's Proxy Statement.	☐	☐	☐

3.  Approving an amendment of the Company's 2005 Stock Incentive Plan to extend the expiration date for the Plan to March 25, 2024 and increase the number of shares of common stock reserved for issuance thereunder from 10,450,000 to 11,450,000.
	☐	☐	☐

4. Ratifying the Board's selection of Ernst & Young LLP to serve as the Company's independent registered public accounting firm for 2014.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally.  All holders must sign.  If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting
The Company's Notice of Meeting, Proxy Statement and 2013 Form 10-K and Annual Report are available at www.proxyvote.com

PROGENICS PHARMACEUTICALS, INC. ANNUAL MEETING OF STOCKHOLDERS JUNE 17, 2014 – 10:00AM THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned(s) hereby appoint(s) Mark R. Baker and Angelo W. Lovallo, Jr., and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of PROGENICS PHARMACEUTICALS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00AM EDT on June 17, 2014, at The Landmark at Eastview, 777 Old Saw Mill River Road, Tarrytown, NY 10591, Rockland Room, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.

(Continued and to be signed on the reverse side)